PROSPECTUS
MAY 1, 2007
MFS REGATTA GOLD

Sun Life Assurance Company of Canada (U.S.) and Sun Life of Canada (U.S.) Variable Account F offer the flexible payment deferred annuity contracts and certificates described in this Prospectus to groups and individuals.

You may choose among a number of variable investment options and fixed interest options. The variable options are Sub-Accounts in the Variable Account. Each Sub-Account invests in one of the following investment options of the MFS®/Sun Life Series Trust (the ''Funds''):

Large-Cap Equity Funds	Emerging Markets Equity Funds
MFS®/ Sun Life Capital Appreciation Series	MFS®/ Sun Life Emerging Markets Equity Series
MFS®/ Sun Life Capital Opportunities Series	Mid-Cap Equity Funds
MFS®/ Sun Life Core Equity Series	MFS®/ Sun Life Mid Cap Growth Series
MFS®/ Sun Life Emerging Growth Series	Small-Cap Equity Funds
MFS®/ Sun Life Massachusetts Investors Growth	MFS®/ Sun Life New Discovery Series
Stock Series	Specialty/Sector Funds
MFS®/ Sun Life Massachusetts Investors Trust Series	MFS®/ Sun Life Technology Series
MFS®/ Sun Life Research Series	MFS®/ Sun Life Utilities Series
MFS®/ Sun Life Strategic Growth Series	Intermediate-Term Bond Funds
MFS®/ Sun Life Value Series	MFS®/ Sun Life Bond Series
Asset Allocation Funds	MFS®/ Sun Life Government Securities Series
MFS®/ Sun Life Total Return Series	World Bond Funds
Global Asset Allocation Funds	MFS®/ Sun Life Global Governments Series
MFS®/ Sun Life Global Total Return Series	High Yield Bond Funds
International/Global Equity Funds	MFS®/ Sun Life High Yield Series
MFS®/ Sun Life Global Growth Series	Multi-Sector Bond Funds
MFS®/ Sun Life Research International Series	MFS®/ Sun Life Strategic Income Series
MFS®/ Sun Life International Growth Series	Money Market Funds
MFS®/ Sun Life International Value Series	MFS®/ Sun Life Money Market Series

Massachusetts Financial Services Company serves as investment adviser to all of the Funds in the MFS®/Sun Life Series Trust.

The fixed account options are available for specified time periods, called Guarantee Periods, and pay interest at a guaranteed rate for each period.

This Prospectus must be accompanied by a current prospectus for the Series Fund. Please read this Prospectus and the Series Fund prospectus carefully before investing and keep them for future reference. They contain important information about the Contracts and the Series Fund.

We have filed a Statement of Additional Information dated May 1, 2007 (the ''SAI'') with the Securities and Exchange Commission (the ''SEC''), which is incorporated by reference in this Prospectus. The table of contents for the SAI is on page 43 of this Prospectus. You may obtain a copy without charge by writing to us at the address shown below (which we sometimes refer to as our ''Annuity Mailing Address'') or by telephoning (800) 752-7215. In addition, the SEC maintains a website (http:// www.sec.gov) that contains the SAI, material incorporated by reference, and other information regarding companies that file with the SEC.

The Contracts are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

The SEC has not approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Any reference in this Prospectus to receipt by us means receipt at the following address:

Sun Life Assurance Company of Canada (U.S.)
P.O. Box 9133
Wellesley Hills, Massachusetts 02481

TABLE OF CONTENTS

SPECIAL TERMS
PRODUCT HIGHLIGHTS
FEES AND EXPENSES
EXAMPLE
CONDENSED FINANCIAL INFORMATION
THE ANNUITY CONTRACT
COMMUNICATING TO US ABOUT YOUR CONTRACT
SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
THE VARIABLE ACCOUNT
VARIABLE ACCOUNT OPTIONS: THE MFS®/SUN LIFE SERIES TRUST
THE FIXED ACCOUNT
THE FIXED ACCOUNT OPTIONS: THE GUARANTEE PERIODS
THE ACCUMULATION PHASE
Issuing Your Contract
Amount and Frequency of Purchase Payments
Allocation of Net Purchase Payments
Your Account
Your Account Value
Variable Account Value
Fixed Account Value
Transfer Privilege
Waivers; Reduced Charges; Credits; Bonus Guaranteed Interest Rates
Other Programs
WITHDRAWALS, WITHDRAWAL CHARGE AND MARKET VALUE ADJUSTMENT
Cash Withdrawals
Withdrawal Charge
Alternate Withdrawal Charge
Types of Withdrawals Not Subject to Withdrawal Charge
Market Value Adjustment
CONTRACT CHARGES
Account Fee
Administrative Expense Charge
Mortality and Expense Risk Charge
Premium Taxes
Series Fund Expenses
Modification in the Case of Group Contracts
DEATH BENEFIT
Amount of Death Benefit
Spousal Continuance
Method of Paying Death Benefit
Selection and Change of Beneficiary
Payment of Death Benefit
Due Proof of Death
THE INCOME PHASE - ANNUITY PROVISIONS
Selection of the Annuitant or Co-Annuitant
Selection of the Annuity Commencement Date
Annuity Options
Selection of Annuity Option
Amount of Annuity Payments
Exchange of Variable Annuity Units
Account Fee
Annuity Payment Rates
Annuity Options as Method of Payment for Death Benefit
OTHER CONTRACT PROVISIONS
Exercise of Contract Rights
Change of Ownership
Death of Participant
Voting of Series Fund Shares
Reports to Owners
Substitution of Securities
Change in Operation of Variable Account
Splitting Units
Modification
Limitation or Discontinuance of New Participants
Reservation of Rights
Right to Return
TAX CONSIDERATIONS
U.S. Federal Income Tax Considerations
Puerto Rico Tax Considerations
ADMINISTRATION OF THE CONTRACTS
DISTRIBUTION OF THE CONTRACTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
STATE REGULATION
LEGAL PROCEEDINGS
FINANCIAL STATEMENTS
TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
APPENDIX A - GLOSSARY
APPENDIX B - WITHDRAWALS, WITHDRAWAL CHARGES AND THE MARKET VALUE ADJUSTMENT
APPENDIX C - CONDENSED FINANCIAL INFORMATION

SPECIAL TERMS

Your Contract is a legal document that uses a number of specially defined terms. We explain most of the terms that we use in this Prospectus in the context where they arise, and some are self-explanatory. In addition, for convenient reference, we have compiled a list of these terms in the Glossary included at the back of this Prospectus as Appendix A. If, while you are reading this Prospectus, you come across a term that you do not understand, please refer to the Glossary for an explanation.

PRODUCT HIGHLIGHTS

The headings in this section correspond to headings in the Prospectus under which we discuss these topics in more detail.

The Annuity Contract

The Regatta Gold Fixed and Variable Annuity Contract provides a number of important benefits for your retirement planning. During the Accumulation Phase, you make Payments under the Contract and allocate them to one or more Variable Account or Fixed Account options. During the Income Phase, we make annuity payments to you or someone else based on the amount you have accumulated. The Contract provides tax-deferral so that you do not pay taxes on your earnings until you withdraw them. When purchased in connection with a tax-qualified plan, the Contract provides no additional tax-deferral benefits because tax-qualified plans confer their own tax-deferral. The Contract also provides a death benefit if you die during the Accumulation Phase.

The Accumulation Phase

Under most circumstances, you can buy the Contract with an initial Purchase Payment of $5,000 or more ($10,000 or more if you live in California, Maryland, or Texas), and you can make additional Purchase Payments at any time during the Accumulation Phase. Currently, there is no minimum amount required for additional Purchase Payments. However, we reserve the right to limit additional Purchase Payments to at least $1,000. We will not normally accept a Purchase Payment if your Account Value is over $1 million or, if the Purchase Payment would cause your Account Value to exceed $1 million.

Variable Account Options: The Funds

You can allocate your Purchase Payments among Sub-Accounts, each of which invests in a separate securities portfolio of the MFS®/Sun Life Series Trust, an open-end management investment company registered under the Investment Company Act of 1940. Our affiliate, Massachusetts Financial Services Company ("MFS"), serves as the investment adviser to the Series Fund. The investment returns on the Funds are not guaranteed. You can make or lose money. You can make transfers among the Funds and the Fixed Account Options.

The Fixed Account Options: The Guarantee Periods

You can allocate your Purchase Payments to the Fixed Account and elect to invest in one or more of the Guarantee Periods we make available from time to time. Each Guarantee Period earns interest at a Guaranteed Interest Rate that we publish. We may change the Guaranteed Interest Rate from time to time, but no Guaranteed Interest Rate will ever be less than the minimum guaranteed interest rate permitted by law. Once we have accepted your allocation to a particular Guarantee Period, we promise that the Guaranteed Interest Rate applicable to that allocation will not change for the duration of the Guarantee Period. We may offer Guarantee Periods of different durations or stop offering some Guarantee Periods. Once we stop offering a Guarantee Period of a particular duration, future allocations or transfers into that Guarantee Period will not be permitted.

Fees and Expenses

The Contract has insurance features and investment features, and there are costs related to each.

Each year for the first five Account Years, we deduct an annual Account Fee equal to the lesser of $30 or 2% of your Account Value. After the fifth Account Year, we may increase the fee annually, but it will never exceed the lesser of $50 or 2% of your Account Value. During the Income Phase, the annual Account Fee is $30. We will not charge the annual Account Fee if your Account had been allocated only to the Fixed Account during the applicable Account Year, or your Account Value is more than $75,000 on your Account Anniversary.

During the Accumulation Phase, we deduct a mortality and expense risk charge at an annual rate of 1.25% of the average daily value of the Contract invested in the Variable Account. We also deduct an administrative charge at an annual rate of 0.15% of the average daily value of the Contract invested in the Variable Account.

If you take more than a specified amount of money out of your Contract, we assess a withdrawal charge against each Purchase Payment withdrawn. For each Purchase Payment, the withdrawal charge (also known as a "contingent deferred sales charge") starts at 6% and declines to 0% after the Purchase Payment has been in the Contract for seven years.

Currently, you can make 12 free transfers each year; however, we reserve the right to impose a charge of up to $15 per transfer.

In addition to the charges we impose under the Contract, there are also charges (which include management fees and operating expenses) imposed by the Funds, depending upon which Fund(s) you have selected.

The Income Phase: Annuity Provisions

If you want to receive regular income from your annuity after the Annuity Commencement Date, you can select one of several Annuity Options. You can choose to receive annuity payments from either the Fixed Account or from the available Variable Account options. If you choose to have any part of your annuity payments come from the Variable Account; the dollar amount of the payments may fluctuate with the performance of the Funds. Subject to the maximum Annuity Commencement Date, you decide when your Income Phase will begin but, once it begins, you cannot change your choice of annuity payment options.

Death Benefit

If you die before the Contract reaches the Income Phase, the beneficiary will receive a death benefit. The amount of the death benefit depends upon your age on the Contract Date. If you are 86 or older on your Contract Date, the death benefit is equal to the amount we would pay on a full surrender of your Contract ("Surrender Value"). If you are 85 or younger on your Contract Date, the death benefit pays the greatest of the following amounts: (1) your Account Value on your Death Benefit Date, (2) your Surrender Value on your Death Benefit Date, (3) your Account Value on the Seven-Year Account Anniversary (adjusted for subsequent payments, withdrawals, and charges), or (4) subject to certain limitations, your total Purchase Payments minus withdrawals, plus interest accrued on each payment and each withdrawal at 5% per year.

Withdrawals, Withdrawal Charge and Market Value Adjustment

You can withdraw money from your Contract during the Accumulation Phase. You may withdraw a portion of your Account Value each year without the imposition of a withdrawal charge. For any Account Year, this "free withdrawal amount" equals 10% of all Purchase Payments made during the last 7 Account Years (including the current Account Year), plus all Purchase Payments we have held for at least 7 Account Years. Withdrawals made from the Fixed Account may also be subject to a Market Value Adjustment (see prospectus under "Market Value Adjustment"). You may also have to pay income taxes and tax penalties on money you withdraw.

Right to Return

Your Contract contains a "free look" provision. If you cancel your Contract within 10 days after receiving it (or later if required by your state), we will send you, depending upon the laws of your state, either the full amount of all of your Purchase Payments or your Account Value as of the day we receive your cancellation request. (This amount may be more or less than the original Purchase Payment). We will not deduct a withdrawal charge or a Market Value Adjustment.

Tax Considerations

Your earnings are not taxed until you take them out. If you withdraw money during the Accumulation Phase, earnings come out first and are taxed as income. If you are younger than 59½ when you take money out, you may be charged a 10% federal tax penalty.

NOTE ABOUT OTHER ANNUITY CONTRACTS THAT WE OFFER: In addition to the Contracts, we currently offer many other forms of annuity contracts with a wide variety of features, benefits and charges. Depending on your circumstances and needs, some of these other contracts may be at lower cost to you. Not all of the annuity contracts that we offer are available in all jurisdictions or through all of the selling agents who offer the contracts. You should consider with your selling agent what annuity contract or financial product is most consistent with your needs and preferences.

If you have any questions about your Contract or need more information, please contact us at:

     Sun Life Assurance Company of Canada (U.S.)
     P. O. Box 9133
     Wellesley Hills, Massachusetts 02481
     Toll Free (800) 752-7215

FEES AND EXPENSES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract.

The table below describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer cash value between investment options.

Contract Owner Transaction Expenses

Sales Load Imposed on Purchases (as a percentage of purchase payments):		0%

Maximum Withdrawal Charge (as a percentage of purchase payments):		6%*

Number of Complete Account Years Since Purchase Payment has been in the Account	Withdrawal Charge
0-1	6%
2-3	5%
4-5	4%
6	3%
7 or more	0%

Maximum Fee Per Transfer (currently $0):		$15**

Premium Taxes (as a percentage of Certificate Value or total purchase payments):		0% - 3.5%***

*
A portion of your Account may be withdrawn each year without imposition of any withdrawal charge and, after a Purchase Payment has been in your Account for 7 Account Years, it may be withdrawn free of the withdrawal charge. (See "Withdrawal Charges.")

**
Currently, we impose no fee upon transfers; however, we reserve the right to impose a fee of up to $15 per transfer. We do impose certain restrictions upon the number and frequency of transfers. (See "Transfer Privilege.")

***
The premium tax rate and base vary by your state of residence and the type of Certificate you own. Currently, we deduct premium taxes from Certificate Value upon full surrender (including a surrender for the death benefit) or annuitization. See "Contract Charges -- Premium Taxes."

The tables below describe the fees and expenses that you will pay periodically during the time that you own the Contract, not including Fund fees and expenses.

Annual Account Fee	$ 50*

Variable Account Annual Expenses (as a percentage of average daily net Variable Account assets)

Mortality and Expense Risks Charge:	1.25%
Administrative Expenses Charge:	0.15%

Total Variable Account Annual Expenses:	1.40%

*
The Annual Account Fee is equal to the lesser of $30 or 2% of your Account Value in Account Years 1 through 5; thereafter, the Annual Account Fee may be changed annually but it will never exceed the lesser of $50 or 2% of your Account Value. The Annual Account Fee is waived if your Account Value has been allocated only to the Fixed Account for the applicable Account Year or if your Account Value is $75,000 or more on your Account Anniversary. (See "Account Fee.")

The table below shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. More detail concerning each Fund's fees and expenses is contained in the prospectus for each Fund.

Total Annual Fund Operating Expenses	Minimum	Maximum
(expenses as a percentage of average daily Fund net assets that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)
Prior to any fee waiver or expense reimbursement*	0.59%	1.53%

*
The expenses shown are for the year ended December 31, 2006, and do not reflect any fee waiver or expense reimbursement. The advisers and/or other service providers of certain Funds have agreed to reduce their fees and/or reimburse the Funds' expenses in order to keep the Funds' expenses below specified limits. The minimum and maximum Total Annual Fund Operating Expenses for all Funds after all fee reductions and expense reimbursement arrangements are taken into consideration fall within the range shown. Each fee reduction and/or expense reimbursement arrangement is described in the relevant Fund's prospectus.

THE ABOVE EXPENSES FOR THE FUNDS WERE PROVIDED BY THE FUNDS. WE HAVE NOT INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

EXAMPLE

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, variable account annual expenses, and Fund fees and expenses, and are based on a sample Contract with the maximum possible fees.

The Example assumes that you invest $10,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the maximum fees and expenses of any of the Funds. For purpose of converting the annual contract fee to a percentage, the Example assumes an average Contract size of $30,000. In addition, this Example assumes no transfers were made and no premium taxes were deducted. If these arrangements were considered, the expenses shown would be higher. This Example also does not take into consideration any fee waiver or expense reimbursement arrangement of the Funds. If these arrangements were taken into consideration, the expenses shown would be lower.

Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

(1)	If you surrender your Contract at the end of the applicable time period:

1 year	3 years	5 years	10 years

$858	$1,316	$1,832	$3,382

(2)	If you annuitize your Contract or if you do not surrender your Contract at the end of the applicable time period:

1 year	3 years	5 years	10 years

$306	$936	$1,591	$3,382

The fee table and Example should not be considered a representation of past or future expenses and charges of the Sub-Accounts. Your actual expenses may be greater or less than those shown. The Example does not include the deduction of state premium taxes, which may be assessed upon full surrender, death or annuitization, or any taxes and penalties you may be required to pay if you surrender the Contract. Similarly, the 5% annual rate of return assumed in the Example is not intended to be representative of past or future investment performance. For more information about Fund expenses, including a description of any applicable fee waiver or expense reimbursement arrangement, see the prospectuses for the Funds.

CONDENSED FINANCIAL INFORMATION

Historical information about the value of the units we use to measure the variable portion of your Contract (''Variable Accumulation Units'') is included in the back of this Prospectus as Appendix C.

THE ANNUITY CONTRACT

Sun Life Assurance Company of Canada (U.S.) and Sun Life of Canada (U.S.) Variable Account F (the ''Variable Account'') offer the Contract on a group basis in connection with retirement plans. We issue a Group Contract to the Owner covering all individuals participating under the Group Contract. Each individual receives a Certificate that evidences his or her participation under the Group Contract.

In this Prospectus, unless we state otherwise, we refer to participating individuals under Group Contracts as ''Participants'' and we address Participants as ''you''; we use the term ''Contracts'' to include Group Contracts and Certificates issued under Group Contracts. For the purpose of determining benefits under the Contracts, we establish an Account for each Participant, which we will refer to as ''your'' Account or a ''Participant Account.''

Your Contract provides a number of important benefits for your retirement planning. It has an Accumulation Phase, during which you make payments under the Contract and allocate them to one or more Variable Account or Fixed Account options, and an Income Phase, during which we make payments based on the amount you have accumulated. Your Contract provides tax deferral, so that you do not pay taxes on your earnings under your Contract until you withdraw them. However, if you purchase your Contract in connection with a tax-qualified plan, your purchase should be made for reasons other than tax-deferral. Tax-qualified plans provide tax-deferral without the need for purchasing an annuity contract.

Your Contract also provides a death benefit if the Annuitant dies during the Accumulation Phase. Finally, if you so elect, during the Income Phase we will make payments to you or someone else for life or for another period that you choose.

You choose these benefits on a variable or fixed basis or a combination of both. When you choose Variable Account investment options or a Variable Annuity option, your Account Value will change in response to changes in the return available from the different types of investments you select under your Contract. With these options, you assume all investment risk under the Contract. When you choose a Guarantee Period in our Fixed Account or a Fixed Annuity option, we assume the investment risk, except in the case of early withdrawals, where you bear the risk of unfavorable interest rate changes. You also bear the risk that the interest rates we will offer in the future and the rates we will use in determining your Fixed Annuity may not exceed our minimum guaranteed rate. Our minimum guaranteed interest rate will never be less than that permitted by law.

The Contract is designed for use in connection with retirement and deferred compensation plans, some of which qualify for favorable federal income tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code. The Contract is also designed so that it may be used in connection with certain non-tax-qualified retirement plans, such as payroll savings plans and such other groups (trusteed or nontrusteed) as may be eligible under applicable law. We refer to Contracts used with plans that receive favorable tax treatment as ''Qualified Contracts,'' and all others as ''Non-Qualified Contracts.'' A qualified retirement plan generally provides tax deferral regardless of whether the plan invests in an annuity contract. A decision to purchase an annuity contract should not be based on the assumption that the purchase of an annuity contract is necessary to obtain tax-deferral benefits under a qualified retirement plan.
COMMUNICATING TO US ABOUT YOUR CONTRACT

All materials sent to us, including Purchase Payments, must be sent to us at our Annuity Mailing Address as set forth on the first page of this Prospectus. For all telephone communications, you must call (800) 752-7215.

Unless this Prospectus states differently, we will consider all materials sent to us and all telephone communications to be received on the date we actually receive them at our Annuity Mailing Address. However, we will consider Purchase Payments, withdrawal requests and transfer instructions to be received on the next Business Day if we receive them (1) on a day that is not a Business Day or (2) after 4:00 p.m., Eastern Time. In some cases, receipt of financial transactions by the broker-dealer of record will be deemed to be constructive receipt by us.

When we specify that notice to us must be in writing, we reserve the right, at our sole discretion, to accept notice in another form.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

We are a stock life insurance company incorporated under the laws of Delaware on January 12, 1970. We do business in 49 states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands, and we have an insurance company subsidiary that does business in New York. Our Executive Office mailing address is One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481.

We are ultimately controlled by Sun Life Financial Inc. (''Sun Life Financial''). Sun Life Financial, a corporation organized in Canada, is a reporting company under the Securities Exchange Act of 1934 with common shares listed on the Toronto, New York, and Philippine stock exchanges.
THE VARIABLE ACCOUNT

We established the Variable Account as a separate account on July 13, 1989, pursuant to a resolution of our Board of Directors. The Variable Account funds the Contract and various other variable annuity contracts that we offer. These other products may have features, benefits and charges that are different from those under the Contract.

Under Delaware insurance law and the Contract, the income, gains or losses of the Variable Account are credited to or charged against the assets of the Variable Account without regard to the other income, gains, or losses of the Company. These assets are held in relation to the Contracts described in this Prospectus and other variable annuity contracts that provide benefits that vary in accordance with the investment performance of the Variable Account. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business we conduct, all obligations arising under the Contracts, including the promise to make annuity payments, are general corporate obligations of the Company.

The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a specific Series of the MFS®/Sun Life Series Trust (the ''Series Fund''). All amounts allocated by you to a Sub-Account will be used to purchase Series Fund shares at their net asset value. Any and all distributions made by the Series Fund with respect to the shares held by the Variable Account will be reinvested to purchase additional shares at their net asset value. Deductions from the Variable Account for cash withdrawals, annuity payments, death benefits, Account Fees, contract charges against the assets of the Variable Account for the assumption of mortality and expense risks, administrative expenses and any applicable taxes will, in effect, be made by redeeming the number of Series Fund shares at their net asset value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Series Fund shares at all times.
VARIABLE ACCOUNT OPTIONS: THE MFS®/SUN LIFE SERIES TRUST

The MFS®/Sun Life Series Trust (the ''Series Fund'') is an open-end management investment company registered under the Investment Company Act of 1940. Our affiliate, Massachusetts Financial Services Company (''MFS''), serves as the investment adviser to the Series Fund.

The Series Fund is composed of a number of independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in a number of investment options (each a "Fund"), each corresponding to one of the portfolios. The Contracts provide for investment by the Sub-Accounts in shares of the Funds of the Series Fund. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account.

Each Fund pays fees to MFS for its services pursuant to investment advisory agreements. MFS also serves as investment adviser to each of the funds in the MFS Family of Funds, and to certain other investment companies established by MFS and/or us. MFS Institutional Advisers, Inc., a wholly-owned subsidiary of MFS, provides investment advice to substantial private clients. MFS and its predecessor organizations have a history of money management dating from 1924. MFS operates as an autonomous organization and the obligation of performance with respect to the investment advisory and underwriting agreements is solely that of MFS. We undertake no obligation in this regard.

MFS may serve as the investment adviser to other mutual funds which have similar investment goals and principal investment policies and risks as the Series, and which may be managed by a Series' portfolio manager(s). While a Series may have many similarities to these other funds, its investment performance will differ from their investment performance. This is due to a number of differences between a Series and these similar products, including differences in sales charges, expense ratios and cash flows.

The Series Fund also offers its shares to other separate accounts established by the Company and our New York subsidiary in connection with variable annuity and variable life insurance contracts. Although we do not anticipate any disadvantages to this arrangement, there is a possibility that a material conflict may arise between the interests of the Variable Account and one or more of the other separate accounts investing in the Series Fund. A conflict may occur due to differences in tax laws affecting the operations of variable life and variable annuity separate accounts, or some other reason. We and the Series Fund's Board of Trustees will monitor events for such conflicts, and, in the event of a conflict, we will take steps necessary to remedy the conflict, including withdrawal of the Variable Account from participation in the Series which is involved in the conflict or substitution of shares of other Series or other mutual funds.

Information about the Series Fund and the management, investment objectives, policies, restrictions, expenses and potential risks of each Fund may be found in the current Series Fund prospectus. You should read the Series Fund prospectus carefully before investing. The statement of additional information of the Series Fund is available by calling (800) 752-7215.
THE FIXED ACCOUNT

The Fixed Account is made up of all the general assets of the Company other than those allocated to any separate account. Amounts you allocate to Guarantee Periods become part of the Fixed Account, and are available to fund the claims of all classes of our customers, including claims for benefits under the Contracts.

We will invest the assets of the Fixed Account in those assets we choose that are allowed by applicable state insurance laws. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. We intend to invest primarily in investment-grade fixed income securities (i.e. rated by a nationally recognized rating service within the four highest grades) or instruments we believe are of comparable quality.

We are not obligated to invest amounts allocated to the Fixed Account according to any particular strategy, except as may be required by applicable state insurance laws. You will not have a direct or indirect interest in the Fixed Account investments.
THE FIXED ACCOUNT OPTIONS: THE GUARANTEE PERIODS

You may elect one or more Guarantee Period(s) from those we make available. From time to time, we may offer Guarantee Periods of different durations or stop offering some Guarantee Periods. Once we stop offering a Guarantee Period for a particular duration, allocations or transfers into that Guarantee Period will not be permitted. We publish Guaranteed Interest Rates for each Guarantee Period offered. We may change the Guaranteed Interest Rates we offer from time to time, but no Guaranteed Interest Rate will ever be less than the minimum guaranteed rate permitted by state law. Also, once we have accepted your allocation to a particular Guarantee Period, we promise that the Guaranteed Interest Rate applicable to that allocation will not change for the duration of the Guarantee Period.

We determine Guaranteed Interest Rates at our discretion. We do not have a specific formula for establishing the rates for different Guarantee Periods. Our determination will be influenced by the interest rates on fixed income investments in which we may invest with amounts allocated to the Guarantee Periods. We will also consider other factors in determining these rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors. We cannot predict the level of future interest rates.

We may from time to time at our discretion offer interest rate specials for new Purchase Payments that are higher than the rates we are then offering for renewals or transfers.

Early withdrawals from your allocation to a Guarantee Period, including cash withdrawals, transfers, and commencement of an annuity, may be subject to a Market Value Adjustment, which could decrease or increase the value of your Account. See ''Withdrawals, Withdrawal Charge and Market Value Adjustment.''

THE ACCUMULATION PHASE

During the Accumulation Phase of your Contract, you make payments into your Account, and your earnings accumulate on a tax-deferred basis. The Accumulation Phase begins with our acceptance of your first Purchase Payment and ends the Business Day before your Annuity Commencement Date. The Accumulation Phase will end sooner if you surrender your Contract or the Annuitant dies before the Annuity Commencement Date.
Issuing Your Contract

When you purchase a Contract, a completed Application and the initial Purchase Payment are sent to us for acceptance. When we accept a Group Contract, we issue the Contract to the Owner; we issue a Certificate to you as a Participant when we accept your Application.

We will credit your initial Purchase Payment to your Account within 2 business days of receiving your completed Application. If your Application is not complete, we will notify you. If we do not have the necessary information to complete the Application within 5 business days, we will send your money back to you or ask your permission to retain your Purchase Payment until the Application is made complete. Then we will apply the Purchase Payment within 2 business days of when the Application is complete.
Amount and Frequency of Purchase Payments

The amount of Purchase Payments may vary; however, we will not accept an initial Purchase Payment of less than $5,000 ($10,000 if you live in California, Maryland or Texas), and, although there is currently no minimum amount for additional Purchase Payments, we reserve the right to limit each additional Purchase Payment to at least $1,000. In addition, we will not accept a Purchase Payment if your Account Value is over $1 million, or if the Purchase Payment would cause your Account Value to exceed $1 million, unless we have approved the Payment in advance. Within these limits, you may make Purchase Payments at any time during the Accumulation Phase.
Allocation of Net Purchase Payments

You may allocate your Purchase Payments among the different Sub-Accounts and Guarantee Periods currently available.

In your Application, you may specify the percentage of each Purchase Payment to be allocated to each Sub-Account or Guarantee Period. These percentages are called your allocation factors. Your allocation factors will remain in effect as long as your selected Sub-Accounts and Guarantee Periods continue to be available for investment. You may, however, change the allocation factors for future Payments by sending us notice of the change in a form acceptable to us. We will use your new allocation factors for the first Purchase Payment we receive with or after we have received notice of the change, and for all future Purchase Payments, until we receive another change notice.

Although it is currently not our practice, we may deduct applicable premium taxes or similar taxes from your Purchase Payments (see ''Contract Charges - Premium Taxes''). In that case, we will credit your Net Purchase Payment, which is the Purchase Payment minus the amount of those taxes.
Your Account

When we accept your first Purchase Payment, we establish an Account for you, which we maintain throughout the Accumulation Phase of your Contract.
Your Account Value

Your Account Value is the sum of the value of the 2 components of your Contract: the Variable Account portion of your Contract (''Variable Account Value'') and the Fixed Account portion of your Contract (''Fixed Account Value''). These 2 components are calculated separately, as described below under the headings ''Variable Account Value'' and ''Fixed Account Value.''

Variable Account Value

     Variable Accumulation Units

In order to calculate your Variable Account Value, we use a measure called a Variable Accumulation Unit for each Sub-Account. Your Variable Account Value is the sum of your Account Value in each Sub-Account, which is the number of your Variable Accumulation Units for that Sub-Account times the value of each Unit.

     Variable Accumulation Unit Value

The value of each Variable Accumulation Unit in a Sub-Account reflects the net investment performance of that Sub-Account. We determine that value once on each day that the New York Stock Exchange is open for trading, at the close of trading, which is currently 4:00 p.m., Eastern Time. (The close of trading is determined by the New York Stock Exchange.) We also may determine the value of Variable Accumulation Units of a Sub-Account on days the Exchange is closed if there is enough trading in securities held by that Sub-Account to materially affect the value of the Variable Accumulation Units. Each day we make a valuation is called a ''Business Day.'' The period that begins at the time Variable Accumulation Units are valued on a Business Day and ends at that time on the next Business Day is called a Valuation Period. On days other than Business Days, the value of a Variable Accumulation Unit does not change.

To measure these values, we use a factor - which we call the Net Investment Factor - which represents the net return on the Sub-Account's assets. At the end of any Valuation Period, the value of a Variable Accumulation Unit for a Sub-Account is equal to the value of that Sub-Account's Variable Accumulation Units at the end of the previous Valuation Period, multiplied by the Net Investment Factor. We calculate the Net Investment Factor by dividing (1) the net asset value of a Series share held in the Sub-Account at the end of that Valuation Period, plus the per share amount of any dividend or capital gains distribution made by that Series during the Valuation Period, by (2) the net asset value per share of the Series share at the end of the previous Valuation Period; we then deduct a factor representing the asset-based insurance charge (the mortality and expense risk charge and administrative expense charge) for each day in the Valuation Period.

For a hypothetical example of how we calculate the value of a Variable Accumulation Unit, see the Statement of Additional Information.

     Crediting and Canceling Variable Accumulation Units

When we receive an allocation to a Sub-Account, either from a Net Purchase Payment or a transfer of Account Value, we credit that amount to your Account in Variable Accumulation Units. Similarly, we cancel Variable Accumulation Units when you transfer or withdraw amounts from a Sub-Account, or when we deduct certain charges under the Contract. We determine the number of Units credited or canceled by dividing the dollar amount by the Variable Accumulation Unit value for that Sub-Account at the end of the Valuation Period during which the transaction or charge is effective.
Fixed Account Value

Your Fixed Account value is the sum of all amounts allocated to Guarantee Periods, either from Net Purchase Payments, transfers or renewals, plus interest credited on those amounts, and minus withdrawals, transfers out of Guarantee Periods, and any deductions for charges under the Contract taken from your Fixed Account Value.

     Crediting Interest

We credit interest on amounts allocated to a Guarantee Period at the applicable Guaranteed Interest Rate for the duration of the Guarantee Period. The Guarantee Period begins the day we apply your allocation and ends when the number of calendar years (or months if the Guarantee Period is less than one year) in the Guarantee Period (measured from the end of the calendar month in which the amount was allocated to the Guarantee Period) have elapsed. The last day of the Guarantee Period is its Expiration Date. During the Guarantee Period, we credit interest daily at a rate that yields the Guaranteed Interest Rate on an annual effective basis.

     Guarantee Amounts

Each separate allocation you make to a Guarantee Period, together with interest credited thereon, is called a Guarantee Amount. Each Guarantee Amount is treated separately for purposes of determining the Market Value Adjustment. We may restrict a Guarantee Period that will extend beyond your maximum Annuity Commencement Date. Renewals into a Guarantee Period that will extend beyond your maximum Annuity Commencement Date will result in the application of a Market Value Adjustment upon annuitization or withdrawal. We reserve the right to limit each new allocation to a Guarantee Period to at least $1,000.

     Renewals

We will notify you in writing between 45 and 75 days before the Renewal Date for any Guarantee Amount. If you would like to change your Fixed Account option, we must receive from you prior to the Renewal Date:

●	written notice electing a different Guarantee Period from among those we then offer, or

●	written instructions to transfer the Guarantee Amount to one or more Sub-Accounts, in accordance with the transfer privilege provisions of the Contract (see "Transfer Privilege.")

If we receive no instructions from you prior to the Renewal Date, we will automatically renew your Fixed Account allocation into a new Guarantee Period of the same duration as the last Guarantee Period. A Guarantee Amount will not renew into a Guarantee Period that will extend beyond your maximum Annuity Commencement Date. In that case, unless you notify us otherwise, we will automatically transfer your Guarantee Amount into the next available Guarantee Period.

     Early Withdrawals

If you withdraw, transfer, or annuitize an allocation from a Guarantee Period more than 30 days prior to the Expiration Date, we will apply a Market Value Adjustment to the transaction. This could result in an increase or decrease of your Account Value, depending on interest rates at the time. You bear the risk that you will receive less than your principal if the Market Value Adjustment applies. See "Withdrawals, Withdrawal Charge and Market Value Adjustment."
Transfer Privilege

     Permitted Transfers

During the Accumulation Phase, you may transfer all or part of your Account Value to one or more Sub-Accounts or Guarantee Periods then available, subject to the following restrictions:

●	you may not make more than 12 transfers in any Account Year;

●	the amount transferred from a Guarantee Period must be the entire Guarantee Amount, except for transfers of interest credited during the current Account Year;

●	at least 30 days must elapse between transfers to or from Guarantee Periods;

●	transfers to or from Sub-Accounts are subject to terms and conditions that may be imposed by the Series Fund; and

●	we impose additional restrictions on market timers, which are further described below.

These restrictions do not apply to transfers made under any Optional Program. At our discretion, we may waive some or all of these restrictions.

We reserve the right to waive these restrictions and exceptions at any time, as discussed under "Short-Term Trading," or to change them. Any change will be applied uniformly. We will notify you of any change prior to its effectiveness.

There is usually no charge imposed on transfers; however, we reserve the right to impose a transfer charge of $15 for each transfer. Transfers out of a Guarantee Period occurring more than 30 days before the Renewal Date or any time after the Expiration Date or any time after the Expiration Date will be subject to the Market Value Adjustment described below. Under current law there is no tax liability for transfers.

     Requests for Transfers

You may request transfers in writing or by telephone. If the request is by telephone, it must be made before the earlier of (a) 4:00 p.m. Eastern Time on a Business Day, or (b) the close of the New York Stock Exchange on days that the Stock Exchange closes before 4:00 p.m. The telephone transfer privilege is available automatically during regular business hours before 4:00 p.m. Eastern Time, and does not require your written election. We will require personal identifying information to process a request for transfer made by telephone. We will not be liable for following instructions communicated by telephone that we reasonably believe are genuine.

Your transfer request will be effective as of the close of the Business Day if we receive your transfer request before the earlier of (a) 4:00 p.m. Eastern Time on a Business Day, or (b) the close of the New York Stock Exchange on days that the Stock Exchange closes before 4:00 p.m. Otherwise, your transfer request will be effective on the next Business Day.

     Short-Term Trading

The Contracts are not designed for short-term trading. If you wish to employ such strategies, do not purchase a Contract. Transfer limits and other restrictions, described below, are subject to our ability to monitor transfer activity. Some Contract Owners and their third party intermediaries engaging in short-term trading may employ a variety of strategies to avoid detection. Despite our efforts to prevent short-term trading, there is no assurance that we will be able to identify such Contract Owners or intermediaries or curtail their trading. A failure to detect and curtail short-term trading could result in adverse consequences to the Contract Owners. Short-term trading can increase costs for all Contract Owners as a result of excessive portfolio transaction fees. In addition, short-term trading can adversely affect a Fund's performance. If large amounts of money are suddenly transferred out of a Fund, the Fund's investment adviser cannot effectively invest in accordance with the Fund's investment objectives and policies.

The Company has policies and procedures to discourage frequent transfers of contract value. As described under "Transfer Privilege," such policies include limiting the number and timing of certain transfers, subject to exceptions described in that section and exceptions designed to protect the interests of individual Contract Owners. The Company also reserves the right to charge a fee for transfers.

Short-term trading activities whether by the Contract Owner or a third party authorized to initiate transfer requests on behalf of Contract Owner(s) may be subject to other restrictions as well. For example, we reserve the right to take actions against short-term trading which restrict your transfer privileges more narrowly than the policies described under "Transfer Privilege," such as requiring transfer requests to be submitted in writing through regular first-class U.S mail (e.g., no overnight, priority or courier delivery allowed), and refusing any and all transfer instructions.

If we determine that a third party acting on your behalf is engaging (alone or in combination with transfers effected by you directly) in a pattern of short-term trading, we may refuse to process certain transfers requested by such a third party. In particular, we will treat as short-term trading activity and refuse to process any transfer that is requested by an authorized third party within 6 days of a previous transfer (whether the earlier transfer was requested by you or a third party acting on your behalf). We may also impose special restrictions on third parties that engage in reallocations of contract values by limiting the frequency of the transfer, requiring advance notice of the transfer pursuant to in-force service agreements, and reallocating or exchanging 100% of the values in the redeeming sub-accounts.

We will provide you written notification of any restrictions imposed.

We reserve the right to waive short-term trading restrictions, where permitted by law and not adverse to the interests of the relevant underlying Fund and other shareholders, in the following instances:

●	when a new broker of record is designated for the Contract;

●	when the Participant changes;

●	when control of the Contract passes to the designated beneficiary upon the death of the Participant or Annuitant;

●	when necessary in our view to avoid hardship to a Participant; or

●	when underlying Funds are dissolved or merged or substituted.

If short-term trading results as a consequence of waiving the restrictions against short-term trading, it could expose Contract Owners to certain risks. The short-term trading could increase costs for all Contract Owners as a result of excessive portfolio transaction fees. In addition, the short-term trading could adversely affect a Fund’s performance. If large amounts of money are suddenly transferred out of a Fund, the Fund’s investment adviser cannot effectively invest in accordance with the Fund’s investment objectives and policies. Unless the short-term trading policy and the permitted waivers of that policy are applied uniformly, some Contract Owners may experience a different application of the policy and therefore may experience some of these risks. We uniformly apply the short-term trading policy and the permitted waivers of that policy to all Contracts. If we did not do so, some Contract Owners could experience a different application of the policy and therefore may be treated unfairly. Too much discretion on our part in allowing the waivers of short-term trading policy could result in an unequal treatment of short-term traders by permitting some short-term traders to engage in short-term trading while prohibiting others from doing the same.
     Funds' Shareholder Trading Policies

In addition to the restrictions that we impose (as described under "Permitted Transfers" and "Short-Term Trading"), most of the Funds have adopted restrictions or other policies about transfers or other purchases and sales of the Fund's shares. These policies (the "Funds' Shareholder Trading Policies") are intended to protect the Fund from short-term trading or other trading practices that are potentially harmful to the Fund. The Funds' Shareholder Trading Policies may be more restrictive in some respects than the restrictions that we otherwise would impose, and the Funds may modify their Shareholder Trading Policies from time to time.

We are legally obligated to provide (at the Funds' request) information about each amount you cause to be deposited into a Fund (including by way of Purchase Payments and transfers under your Contract) or removed from the Fund (including by way of withdrawals and transfers under your Contract). If a Fund identifies you as having violated the Fund's Shareholder Trading Policies, we are obligated, if the Fund requests, to restrict or prohibit any further deposits or exchanges by you (or a third party acting on your behalf) in respect of that Fund. Any such restriction or prohibition may remain in place indefinitely.

Accordingly, if you do not comply with any Fund's Shareholder Trading Policies, you (or a third party acting on your behalf) may be prohibited from directing any additional amounts into that Fund or directing any transfers or other exchanges involving that Fund. You should review and comply with each Fund's Shareholder Trading Policies, which are disclosed in the Funds' current prospectuses.

Funds may differ significantly as to such matters as: (a) the amount, format, and frequency of information that the Funds request from us about transactions that our customers make; and (b) the extent and nature of any limits or restrictions that the Funds request us to impose upon such transactions. As a result of these differences, the costs borne by us and (directly or indirectly) by our customers may be significantly increased. Any such additional costs may outweigh any additional protection that would be provided to our customers, particularly in view of the protections already afforded by the trading restrictions that we impose as described under "Permitted Transfers" and under " Short-Term Trading." Also, if a Fund imposes more strict trading restrictions than are reasonably necessary under the circumstances, you could be deprived of potentially valuable flexibility to make transactions with respect to that Fund. For these and other reasons, we may disagree with the timing or substance of a Fund's requests for information from us or with any transaction limits or restrictions that the Fund requests us to impose upon our customers. If any such disagreement with respect to a Fund cannot be satisfactorily resolved, the Fund might be restricted or, subject to obtaining any required regulatory approval, replaced as a variable investment option.

Waivers; Reduced Charges; Credits; Bonus Guaranteed Interest Rates

We may reduce or waive the withdrawal charge or annual Account Fee, credit additional amounts, or grant bonus Guaranteed Interest Rates in certain situations. These situations may include sales of Contracts (1) where selling and/or maintenance costs associated with the Contracts are reduced, such as the sale of several Contracts to the same Participant, sales of large Contracts, and certain group sales, and (2) to officers, directors and employees of the Company or its affiliates, registered representatives and employees of broker-dealers with a current selling agreement with the Company and affiliates of such representatives and broker-dealers, employees of affiliated asset management firms, and persons who have retired from such positions (''Eligible Employees'') and immediate family members of Eligible Employees. Eligible Employees and their immediate family members may also purchase a Contract without regard to minimum Purchase Payment requirements. For other situations in which withdrawal charges may be waived, see ''Withdrawals, Withdrawal Charge and Market Value Adjustment.''
Other Programs

You may participate in any of the following Optional Programs free of charge. Transfers made pursuant to the provisions of the following optional programs will not be charged a transfer fee, nor will such transfers count as one of the 12 free transfers per year allowed under the section entitled "Transfer Privilege."

     Dollar-Cost Averaging

Dollar-cost averaging allows you to invest gradually, over time, in up to 12 Sub-Accounts. You may select a dollar-cost averaging program at no extra charge by allocating a minimum amount to a designated Sub-Account or to a Guarantee Period we make available in connection with the program. (We reserve the right to limit minimum investments to at least $1,000.)

Amounts allocated to the Fixed Account under the program will earn interest at a rate declared by the Company for the Guarantee Period you select. Previously applied amounts may not be transferred to a Guarantee Period made available in connection with this program. Each month or quarter, as you select, we will transfer the same amount automatically to one or more Sub-Accounts that you choose, up to a maximum of 12 Sub-Accounts. The program continues until your Account Value allocated to the program is depleted or you elect to stop the program. The final amount transferred from the Fixed Account will include all interest earned.

No Market Value Adjustment (either positive or negative) will apply to amounts automatically transferred from the Fixed Account under the dollar-cost averaging program, except that if you discontinue or alter the program prior to completion, amounts remaining in the Fixed Account will be transferred to the Money Market Sub-Account, unless you instruct us otherwise, and the Market Value Adjustment will be applied. Any allocation of a new Purchase Payment to the program will be treated as commencing a new dollar-cost averaging program and may be subject to the $1,000 minimum investment limit.

The main objective of a dollar cost averaging program is to minimize the impact of short-term price fluctuations on Account Value. Since you transfer the same dollar amount to the Sub-Accounts at set intervals, dollar cost averaging allows you to purchase more Variable Accumulation Units (and, indirectly, more Series Fund shares) when prices are low and fewer Variable Accumulation Units (and, indirectly, fewer Series Fund shares) when prices are high. Therefore, you may achieve a lower average cost per Variable Accumulation Unit over the long term. A dollar-cost averaging program allows you to take advantage of market fluctuations. However, it is important to understand that a dollar-cost averaging program does not insure a profit or protect against loss in a declining market. We do not allow transfers into any of the Guarantee Periods pursuant to the dollar-cost averaging program.

     Asset Allocation

One or more asset allocation programs may be available in connection with the Contracts, at no extra charge. Asset allocation is the process of investing in different asset classes - such as equity funds, fixed income funds, and money market funds - depending on your personal investment goals, tolerance for risk, and investment time horizon. By spreading your money among a variety of asset classes, you may be able to reduce the risk and volatility of investing, although there are no guarantees, and asset allocation does not insure a profit or protect against loss in a declining market.

Currently, you may select one of the available asset allocation models, each of which represents a combination of Sub-Accounts with a different level of risk. These models, as well as the terms and conditions of the asset allocation program, are fully described in a separate brochure. We may add or delete programs in the future.

Our asset allocation programs are "static" programs. That is to say, if you elect an asset allocation program, we automatically rebalance your Account Value among the Sub-Accounts represented in the model you chose, but we do not change your original percentage allocations among the Sub-Accounts in your chosen model, unless you advise us to do so. Nevertheless, we have selected an independent third-party administrator who reviews the existing models annually to determine whether the investment objective of the model is being met in light of changing markets. Based upon this review, the third-party administrator may recommend that new models be substituted for the existing models. If so, the new models will only be offered to Contracts issued on or after the date the new model goes into effect or to Owners who elect an asset allocation program on or after that date. Owners of any existing asset allocation programs may make an independent decision to change their asset allocations at any time. You should consult your financial adviser periodically to consider whether the model you have selected is still appropriate for you.

     Systematic Withdrawal and Interest Out Programs

You may select our Systematic Withdrawal Program or our Interest Out Program. Under the Systematic Withdrawal Program, you determine the amount and frequency of regular withdrawals you would like to receive from your Fixed Account Value and/or Variable Account Value and we will effect them automatically. Under the Interest Out Program, we automatically pay to you, or reinvest, interest credited for all Guarantee Periods you have chosen. Withdrawals under these programs may be subject to surrender charges and a Market Value Adjustment. They may also be included as income and subject to a 10% federal tax penalty. You should consult a qualified tax professional before choosing these options. We reserve the right to limit the election of either of these programs to Contracts with a minimum Account Value of $10,000.

You may change or stop either program at any time, by written notice to us or other means approved by us.

     Portfolio Rebalancing Program

Under the Portfolio Rebalancing Program, we transfer funds among the Sub-Accounts to maintain the percentage allocation you have selected among these Sub-Accounts. At your election, we will make these transfers on a quarterly, semi-annual or annual basis.

No transfers to or from any Guarantee Period are permitted while this program is in effect.

     Secured Future Program

Under the Secured Future Program, we divide your Purchase Payment between the Fixed Account and the Variable Account. For the Fixed Account portion, you choose a Guarantee Period from among those we offer, and we allocate to that Guarantee Period the portion of your Purchase Payment necessary so that at the end of the Guarantee Period, your Fixed Account allocation, including interest, will equal the entire amount of your original Purchase Payment, less the amount of any Contract charges that have been deducted from the Fixed Account. The remainder of the original Purchase Payment will be invested in Sub-Accounts of your choice. At the end of the Guarantee Period, you will be guaranteed the amount of your Purchase Payment (assuming no withdrawals or transfers), plus you will have the benefit, if any, of the investment performance of the Sub-Accounts you have chosen.
WITHDRAWALS, WITHDRAWAL CHARGE AND MARKET VALUE ADJUSTMENT
Cash Withdrawals

     Requesting a Withdrawal

At any time during the Accumulation Phase you may withdraw in cash all or any portion of your Account Value. To make a withdrawal, other than a Systematic Withdrawal, you must send us a written request at our Annuity Mailing Address. Your request must specify whether you want to withdraw the entire amount of your Account or, if less, the amount you wish to receive.

All withdrawals may be subject to a withdrawal charge (see ''Withdrawal Charge'' below) and withdrawals from your Fixed Account Value also may be subject to a Market Value Adjustment (see ''Market Value Adjustment'' below). Upon request we will notify you of the amount we would pay in the event of a full or partial withdrawal. Withdrawals also may have adverse federal income tax consequences, including a 10% penalty tax. (see ''Tax Considerations.'') You should carefully consider these tax consequences before requesting a cash withdrawal.

     Full Withdrawals

If you request a full withdrawal, we calculate the amount we will pay you as follows: We start with your Account Value at the end of the Valuation Period during which we receive your withdrawal request; we deduct the Account Fee, if applicable, for the Account Year in which the withdrawal is made; we add or subtract the amount of any Market Value Adjustment applicable to your Fixed Account Value; and finally, we deduct any applicable withdrawal charge.

A full withdrawal results in the surrender of your Contract, and cancellation of all rights and privileges under your Contract.

     Partial Withdrawals

Unless you specify otherwise, when you request a partial withdrawal, we will pay you the amount specified in your request adjusted by any applicable charges and/or MVA and then reduce the value of your Account by the gross amount of the withdrawal.

You may specify the amount you want withdrawn from each Sub-Account and/or Guarantee Period to which your Account is allocated. If you do not so specify, we will deduct the total amount you request pro rata, based on your Account Value at the end of the Valuation Period during which we receive your request.

Partial withdrawals may affect the death benefit amount. (See "Amount of Death Benefit.")

If you request a partial withdrawal that would result in your Account Value being reduced to an amount less than the Account Fee for the Account Year in which you make the withdrawal, we reserve the right to treat it as a request for a full withdrawal.

     Time of Payment

We will pay you the applicable amount of any full or partial withdrawal within 7 days after we receive your withdrawal request, except in cases where we are permitted to defer payment under the Investment Company Act of 1940 and applicable state insurance law. Currently, we may defer payment of amounts you withdraw from the Variable Account only for the following periods:

●	when the New York Stock Exchange is closed (except weekends and holidays) or when trading on the New York Stock Exchange is restricted;

●	when it is not reasonably practical to dispose of securities held by the Series Fund or to determine the value of the net assets of the Series Fund, because an emergency exists; and

●	when an SEC order permits us to defer payment for the protection of Participants.

We also may defer payment of amounts you withdraw from the Fixed Account for up to 6 months from the date we receive your withdrawal request. We do not pay interest on the amount of any payments we defer.

     Withdrawal Restrictions for Qualified Plans

If your Contract is a Qualified Contract, you should carefully check the terms of your retirement plan for limitations and restrictions on cash withdrawals.

Special restrictions apply to withdrawals from Contracts used for Section 403(b) annuities. (See ''Tax Considerations - Tax-Sheltered Annuities.'')

When you make a withdrawal, we consider the oldest Purchase Payment that you have not already withdrawn to be withdrawn first, then the second oldest Purchase Payment, and so forth. Once all Purchase Payments are withdrawn, the balance withdrawn is considered to be accumulated value.
Withdrawal Charge

We do not deduct any sales charge from your Purchase Payments when they are made. However, we may impose a withdrawal charge (known as a ''contingent deferred sales charge'') on certain amounts you withdraw. We impose this charge primarily to defray some of our expenses related to the sale of the Contracts, such as commissions we pay to agents, the cost of sales literature, and other promotional costs and transaction expenses.

If you purchased your Contract before November 1994, or if your state does not permit our current withdrawal charge, we use the Alternate Withdrawal Charge, described below.

The withdrawal charge will never be greater than 6% of the aggregate amount of Purchase Payments you make under the Contract.

We may modify the withdrawal charges and limits, upon notice to the Owner of the Group Contract. However, any modification will only apply to Accounts established after the date of the modification.

     Free Withdrawal Amount

In each Account Year you may withdraw a portion of your Account Value, which we will call the ''free withdrawal amount,'' before incurring the withdrawal charge. For any year, the free withdrawal amount is equal to (1) 10% of the amount of all Purchase Payments you have made during the last 7 Account Years, including the current Account Year (the ''Annual Withdrawal Allowance''), plus (2) the amount of all Purchase Payments made before the last 7 Account Years that you have not previously withdrawn. Any portion of the Annual Withdrawal Allowance that you do not use in an Account Year is cumulative, that is, it is carried forward and available for use in future years.

For convenience, we refer to Purchase Payments made during the last 7 Account Years (including the current Account Year) as ''New Payments,'' and all Purchase Payments made before the last 7 Account Years as ''Old Payments.''

For example, assume you wish to make a withdrawal from your Contract in Account Year 10. You made an initial Purchase Payment of $10,000 in Account Year 1, you made one additional Purchase Payment of $8,000 in Account Year 8, and you have made no previous withdrawals. Your Account Value in Account Year 10 is $35,000. The free withdrawal amount for Account Year 10 is $19,400, calculated as follows:

●	$800, which is the Annual Withdrawal Allowance for Account Year 10 (10% of the $8,000 Purchase Payment made in Account Year 8, the only New Payment); plus

●
$8,600, which is the total of the unused Annual Withdrawal Allowances of $1,000 for each of Account Years 1 through 7 and $800 for each of Account Years 8 and 9 that are carried forward and available for use in Account Year 10; plus

●	$10,000, which is the amount of all Old Payments that you have not previously withdrawn.

     Withdrawal Charge on Purchase Payments

If you withdraw more than the free withdrawal amount in any Account Year, we consider the excess amount to be withdrawn first from New Payments that you have not previously withdrawn. We impose the withdrawal charge on the amount of these New Payments. Thus, the maximum amount on which we will impose the withdrawal charge in any year will never be more than the total of all New Payments that you have not previously withdrawn.

The amount of your withdrawal, if any, that exceeds the total of the free withdrawal amount plus the aggregate amount of all New Payments not previously withdrawn, is not subject to the withdrawal charge.

     Order of Withdrawal

New Payments are withdrawn on a first-in first-out basis until all New Payments have been withdrawn. For example, assume the same facts as in the example above. In Account Year 10 you wish to withdraw $25,000. We attribute the withdrawal first to the free withdrawal amount of $19,400, which is not subject to the withdrawal charge. The remaining $5,600 is withdrawn from the Purchase Payment made in Account Year 8 (the only New Payment) and is subject to the withdrawal charge. The $2,400 balance of the Account Year 8 Purchase Payment will remain in your Account. If you make a subsequent $5,000 withdrawal in Account Year 10, $2,400 of that amount will be withdrawn from the remainder of the Account Year 8 Purchase Payment and will be subject to the withdrawal charge. The other $2,600 of your withdrawal (which exceeds the amount of all New Payments not previously withdrawn) will not be subject to the withdrawal charge.

     Calculation of Withdrawal Charge

We calculate the amount of the withdrawal charge by multiplying the Purchase Payments you withdraw by a percentage. The percentage varies according to the number of Account Years the Purchase Payment has been held in your Account, including the year in which you made the Payment, but not the year in which you withdraw it. Each payment begins a new seven-year period and moves down a declining surrender charge scale at each Account Anniversary. Payments received during the current Account Year will be charged 6% if withdrawn. On your next scheduled Account Anniversary, that payment along with any other payments made during that Account Year, will be considered to be in their second Account Year and will have a 5% withdrawal charge. On the next Account Anniversary, these payments will move into their third Account Year and will have a withdrawal charge of 5%, if withdrawn. The withdrawal charge decreases according to the number of Account Years the purchase payment has been in your Account. The declining Withdrawal Charge scale is as follows:

Number of Account Years Purchase Payment has been in your Account	Withdrawal Charge
0-1	6%
2-3	5%
4-5	4%
6	3%
7 or more	0%

For example, using the same facts as in the example in ''Free Withdrawal Amount'' above, the percentage applicable to the withdrawals in Account Year 10 of Purchase Payments made in Account Year 8 would be 5%, because the number of Account Years the Purchase Payments have been held in your Account would be 2.

For additional examples of how we calculate withdrawal charges, see Appendix B.
Alternate Withdrawal Charge

If you purchased your Contract before November 1994, or if your state does not permit the withdrawal charge described above, we will impose the withdrawal charge as follows:

     Free Withdrawal Amount

In each Account Year you may withdraw a portion of your Account Value, which we will call the ''free withdrawal amount,'' before incurring the withdrawal charge. For any year, the free withdrawal amount is equal to (1) 10% of the amount of all Purchase Payments you have made during the last 7 Account Years, including the current Account Year (the ''Annual Withdrawal Allowance''), plus (2) the amount of all Purchase Payments made before the last 7 Account Years that you have not previously withdrawn. The Annual Withdrawal Allowance is not cumulative; any portion of the Annual Withdrawal Allowance that you do not use in an Account Year will not be carried forward or available for use in future years.

For convenience, we refer to Purchase Payments made during the last 7 Account Years (including the current Account Year) as ''New Payments,'' and all Purchase Payments made before the last 7 Account Years as ''Old Payments.'' Your Account Value minus New Payments and Old Payments is called ''accumulated value.''

     Order of Withdrawal

When you make a withdrawal, we consider the oldest Payment that you have not already withdrawn to be withdrawn first, then the next oldest, and so forth. Once all Old Payments and New Payments are withdrawn, the balance withdrawn is considered to be accumulated value.

     Calculation of Withdrawal Charge

We calculate the amount of the withdrawal charge by multiplying the Purchase Payments you withdraw by a percentage. The percentage varies according to the number of Account Years the Purchase Payment has been held in your Account, including the year in which you made the Payment, but not the year in which you withdraw it. Each payment begins a new seven-year period and moves down a declining surrender charge scale at each Account Anniversary. Payments received during the current Account Year will be charged 6% if withdrawn. On your next scheduled Account Anniversary, that payment along with any other payments made during that Account Year, will be considered to be in their second Account Year and will have a 5% withdrawal charge. On the next Account Anniversary, these payments will move into their third Account Year and will have a withdrawal charge of 5%, if withdrawn. The withdrawal charge decreases according to the number of Account Years the purchase payment has been in your Account. The declining Withdrawal Charge scale is as follows:

Number of Account Years Purchase Payment has been in your Account	Withdrawal Charge
0-1	6%
2-3	5%
4-5	4%
6	3%
7 or more	0%

For additional examples of how we calculate the Alternate Withdrawal Charge, see Appendix B.
Types of Withdrawals Not Subject to Withdrawal Charge

We do not impose a withdrawal charge on withdrawals from the Accounts of (a) our employees, (b) employees of our affiliates, or (c) licensed insurance agents who sell the Contracts. We also may waive withdrawal charges with respect to Purchase Payments derived from the surrender of other annuity contracts we issue.

     Nursing Home Waiver

If approved in your state, we will waive the withdrawal charge for a full withdrawal if:

●	at least one year has passed since we issued your Contract and

●	you are confined to an eligible nursing home and have been confined there for at least the preceding 180 days, or any shorter period required by your state.

An ''eligible nursing home'' means a licensed hospital or licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis and daily medical records are kept for each patient. You must provide us evidence of confinement in the form we determine.

     Other Withdrawals

We do not impose the withdrawal charge on amounts you apply to provide an annuity, amounts we pay as a death benefit, or amounts you transfer among the Sub-Accounts, between the Sub-Accounts and the Fixed Account, or within the Fixed Account.
Market Value Adjustment

If permitted under the laws of your state, we will apply a Market Value Adjustment if you withdraw or transfer amounts from your Fixed Account Value more than 30 days before the end of the applicable Guarantee Period. For this purpose, using Fixed Account Value to provide an annuity is considered a withdrawal, and the Market Value Adjustment will apply. However, we will not apply the Market Value Adjustment to automatic transfers to a Sub-Account from a Guarantee Period as part of our dollar cost averaging program.

We apply the Market Value Adjustment separately to each Guarantee Amount in the Fixed Account, that is to each separate allocation you have made to a Guarantee Period together with interest credited on that allocation. However, we do not apply the adjustment to the amount of interest credited during your current Account Year. Any withdrawal from a Guarantee Amount is attributed first to such interest.

A Market Value Adjustment may decrease, increase or have no effect on your Account Value. This will depend on changes in interest rates since you made your allocation to the Guarantee Period and the length of time remaining in the Guarantee Period. In general, if the Guaranteed Interest Rate we currently declare for Guarantee Periods equal to the balance of your Guarantee Period (or your entire Guarantee Period for Guarantee Periods of less than one year) is higher than your Guaranteed Interest Rate, the Market Value Adjustment is likely to decrease your Account Value. If our current Guaranteed Interest Rate is lower, the Market Value Adjustment is likely to increase your Account Value.

We determine the amount of the Market Value Adjustment by multiplying the amount that is subject to the adjustment by the following formula:

[(1 + I) ÷ (1 + J)](N/12) - 1

where:

I	is the Guaranteed Interest Rate applicable to the Guarantee Amount from which you withdraw, transfer or annuitize;

J
is the Guaranteed Interest Rate we declare at the time of your withdrawal, transfer or annuitization for Guarantee Periods equal to the length of time remaining in the Guarantee Period applicable to your Guarantee Amount, rounded to the next higher number of complete years, for Guarantee Periods of one year or more. For any Guarantee Periods of less than one year, J is the Guaranteed Interest Rate we declare at the time of your withdrawal, transfer or annuitization for a Guarantee Period of the same length as your Guarantee Period. If, at that time, we do not offer the applicable Guarantee Period we will use an interest rate determined by straight-line interpolation of the Guaranteed Interest Rates for the Guarantee Periods we do offer; and

N	is the number of complete months remaining in your Guarantee Period.

We will apply the Market Value Adjustment to the amount being withdrawn after deduction of any Account Fee, if applicable, but before we impose any withdrawal charge on the amount withdrawn.

For examples of how we calculate the Market Value Adjustment, see Appendix B.
CONTRACT CHARGES
Account Fee

During the Accumulation Phase of your Contract, we will deduct from your Account an annual Account Fee to help cover the administrative expenses we incur related to the issuance of Contracts and the maintenance of Accounts. We deduct the Account Fee on each Account Anniversary, which is the anniversary of the first day of the month after we issue your Contract. In Account Years 1 through 5, the Account Fee is equal to the lesser of (a) $30 and (b) 2% of your Account Value. After Account Year 5, we may change the Account Fee each year, but the Account Fee will never exceed the lesser of (a) $50 and (b) 2% of your Account Value. We deduct the Account Fee pro rata from each Sub-Account and each Guarantee Period, based on the allocation of your Account Value on your Account Anniversary.

We will not charge you the annual Account Fee if:

●	your Account Value has been allocated only to the Fixed Account during the applicable Account Year; or

●	your Account Value is more than $75,000 on your Account Anniversary.

If you make a full withdrawal of your Account, we will deduct the full amount of the Account Fee at the time of the withdrawal. In addition, on the Annuity Commencement Date we will deduct a pro rata portion of the Account Fee to reflect the time elapsed between the last Account Anniversary and the day before the Annuity Commencement Date.

After the Annuity Commencement Date, we will deduct an annual Account Fee of $30 in the aggregate in equal amounts from each Variable Annuity payment we make during the year. We do not deduct any Account Fee from Fixed Annuity payments.
Administrative Expense Charge

We deduct an administrative expense charge from the assets of the Variable Account at an annual effective rate equal to 0.15% of your average daily Variable Account Value during both the Accumulation Phase and the Income Phase. This charge is designed to reimburse us for expenses we incur in administering the Contracts, the Accounts and the Variable Account that are not covered by the annual Account Fee.
Depending on the amount of expenses that we incur, we expect that we may earn a profit from this charge. If so, we may use the profit for any proper corporate purpose, including paying any other expenses in connection with the Contracts or adding to our corporate surplus.

Mortality and Expense Risk Charge

During the Accumulation Phase, we deduct a mortality and expense risk charge from the assets of the Variable Account at an effective annual rate equal to 1.25%. We assume numerous mortality and expense risks under the Contracts. These risks include, but are not limited to, (1) the risk that arises from our contractual obligation to continue to make annuity payments to each Annuitant, regardless of how long the Annuitant lives and regardless of how long all Annuitants as a group live; (2) the risk that arises from our contractual obligation to pay a death benefit upon the death of the Annuitant prior to the Annuity Commencement Date, including in cases where the death benefit is greater than a Contract's Account Value; (3) the risk that our cost of providing benefits according to the terms of any optional death benefit riders will exceed the amount of the charges we deduct for those riders; and (4) the risk that the Account Fee and the administrative expense charge we assess under the Contracts may be insufficient to cover the actual total administrative expenses we incur. If the amount of the charge is insufficient to cover our costs resulting from these and other mortality and expense risks, we will bear the loss. If, as we expect, the amount of the charge is more than sufficient to cover the risks, we will make a profit on the charge. We may use this profit for any proper corporate purpose, including the payment of marketing and distribution expenses for the Contracts. In setting the rate of this charge, we not only consider our expected mortality and expense risks, but also our objective to earn a profit from the Contracts, after all of the costs, expenses, credits, and benefits we expect to pay in connection with the Contracts.
Premium Taxes

Some states and local jurisdictions impose a premium tax on us that is equal to a specified percentage of the Purchase Payments you make. In many states there is no premium tax. We believe that the amounts of applicable premium taxes currently range from 0% to 3.5%. You should consult a qualified tax professional to find out if your state imposes a premium tax and the amount of any tax.

In order to reimburse us for the premium tax we may pay on Purchase Payments, our policy is to deduct the amount of such taxes from the amount you apply to provide an annuity at the time of annuitization. However, we reserve the right to deduct the amount of any applicable tax from your Account at any time, including at the time you make a Purchase Payment or make a full or partial withdrawal. We do not make any profit on the deductions we make to reimburse premium taxes.
Series Fund Expenses

There are fees and charges deducted from each Series of the Series Fund. These fees and expenses are described in the Series Fund's prospectus and related Statement of Additional Information.
Modification in the Case of Group Contracts

We may modify the annual Account Fee, the administrative expense charge and the mortality and expense risk charge upon notice to Owners. However, such modification will apply only with respect to Participant Accounts established after the effective date of the modification.

DEATH BENEFIT

If the Annuitant dies during the Accumulation Phase, we will pay a death benefit to the designated Beneficiary(ies), using the payment method elected - a single cash payment or one of our Annuity Options. (If you have named more than one Annuitant, the death benefit will be payable after the death of the last surviving of the Annuitants.) If the Beneficiary is not living on your date of death, we will pay the death benefit to the Annuitant, or, if the Annuitant is not then living, in one sum to your estate. We do not pay a death benefit if the Annuitant dies during the Income Phase. However, the Beneficiary will receive any payments provided under an Annuity Option that is in effect.
Amount of Death Benefit

To calculate the amount of your death benefit, we use a ''Death Benefit Date.'' The Death Benefit Date is the date we receive proof of the Annuitant's death in an acceptable form (''Due Proof of Death'') if you have elected a death benefit payment method before the Annuitant's death and it remains effective. Otherwise, the Death Benefit Date is the later of the date we receive Due Proof of Death or the date we receive either the Beneficiary's election of payment method, or if the Beneficiary is the Annuitant's spouse, Contract continuation. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, the Death Benefit Date will be the last day of the 60 day period.

The amount of the death benefit is determined as of the Death Benefit Date.

If the Annuitant was 85 or younger on your Contract Date (the date we accepted your first Purchase Payment), the death benefit will be the greatest of the following amounts:

(1)	your Account Value for the Valuation Period during which the Death Benefit Date occurs;

(2)	the amount we would pay if you had surrendered your entire Account on the Death Benefit Date;

(3)
your Account Value on the Seven-Year Anniversary immediately before the Death Benefit Date, adjusted for subsequent Purchase Payments and partial withdrawals and charges made between the Seven-Year Anniversary and the Death Benefit Date; and

(4)
your total Purchase Payments minus the sum of partial withdrawals; interest will accrue daily on each Purchase Payment and each partial withdrawal at a rate equivalent to a rate of 5% per year until the first day of the month following the Annuitant's 80th birthday, or until the Purchase Payment or partial withdrawal has doubled in amount, whichever is earlier.

If you were 86 or older on your Contract Date, the death benefit is equal to amount (2) above; because this amount will reflect any applicable withdrawal charges and Market Value Adjustment, it may be less than your Account Value.

If the death benefit we pay is amount (2), (3) or (4), your Account Value will be increased by the excess, if any, of that amount over amount (1). Any such increase will be allocated to the Sub-Accounts in proportion to your Account Value in those Sub-Accounts on the Death Benefit Date. Also, any portion of this new Account Value attributed to the Fixed Account will be transferred to the Money Market Sub-Account (without the application of a Market Value Adjustment). The Beneficiary may then transfer to the Fixed Account and begin a new Guarantee Period.

If your Contract is a traditional Individual Retirement Annuity or a 403(b) TSA annuity, required minimum distributions under the Internal Revenue Code may affect the value of your death benefit. Please refer to "Required Minimum Distribution Requirements for Tax-Sheltered Annuities and Traditional Individual Retirement Annuities" under "TAX CONSIDERATIONS" for more information regarding tax issues that you should consider before choosing a death benefit.

Spousal Continuance

If your spouse is your Beneficiary, upon your death (if you are the Annuitant) your spouse may elect to continue the Contract as the Participant, rather than receive the death benefit. In that case, the death benefit provisions of the Contract will not apply until the death of your spouse (see ''Other Contract Provisions - Death of Participant'').

Method of Paying Death Benefit

The death benefit may be paid in a single cash payment or as an annuity (either fixed, variable or a combination), under one or more of our Annuity Options. We describe the Annuity Options in this Prospectus under ''The Income Phase - Annuity Provisions.''

During the Accumulation Phase, you may elect the method of payment for the death benefit. These elections are made by sending us at our Service Address an election form, which we will provide. If no such election is in effect on the date of the Annuitant's death, the Beneficiary may elect either a single cash payment or an annuity. If you were the Annuitant and the Beneficiary is your spouse, the Beneficiary may elect to continue the Contract. This election is made by sending us a letter of instruction. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, we will pay the death benefit in a single cash payment.

If we pay the death benefit in the form of an Annuity Option, the Beneficiary becomes the Annuitant/Payee under the terms of that Annuity Option (see ''The Income Phase - Annuity Provisions''). Neither you nor the Beneficiary may exercise rights that would adversely affect the treatment of the Contract as an annuity contract under the Internal Revenue Code (see ''Other Contract Provisions - Death of Participant.'')
Selection and Change of Beneficiary

You select your Beneficiary in your Application. You may change your Beneficiary at any time by sending us written notice on our required form, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation is not effective until we record the change.
Payment of Death Benefit

Payment of the death benefit in cash will be made within 7 days of the Death Benefit Date, except if we are permitted to defer payment in accordance with the Investment Company Act of 1940. If an Annuity Option is elected, the Annuity Commencement Date will be the first day of the second calendar month following the Death Benefit Date, and your Account will remain in effect until the Annuity Commencement Date.
Due Proof of Death

We accept any of the following as proof of any person's death:

●	an original certified copy of an official death certificate;

●	an original certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

●	any other proof we find satisfactory.

THE INCOME PHASE - ANNUITY PROVISIONS

During the Income Phase, we make regular monthly payments to the Annuitant.

The Income Phase of your Contract begins with the Annuity Commencement Date. On that date, we apply your Account Value, adjusted as described below, under the Annuity Option(s) you have selected, and we make the first annuity payment.

Once the Income Phase begins, no lump sum settlement option or cash withdrawals are permitted, except pursuant to Annuity Option D, Monthly Payments for a Specified Period Certain, as described under ''Annuity Options,'' and you cannot change the Annuity Option(s) selected. (Also, a Beneficiary receiving payments after the Annuitant's death under Option B, Life Annuity with 60, 120, 180 or 240 Monthly Payments Certain, may elect to receive the discounted value of the remaining payments in a single sum, as discussed under "Annuity Options.") You may request a full withdrawal before the Annuity Commencement Date, which will be subject to all charges applicable on withdrawals. (See ''Withdrawals, Withdrawal Charge and Market Value Adjustment.'')

Selection of the Annuitant or Co-Annuitant

You select the Annuitant in your Application. The Annuitant is the person who receives annuity payments during the Income Phase and on whose life these payments are based. In your Contract, the Annuity Option(s) refer to the Annuitant as the ''Payee.''

Under a Non-Qualified Contract, if you name someone other than yourself as Annuitant, you may also select a Co-Annuitant, who will become the new Annuitant if the original Annuitant dies before the Income Phase. If you have named both an Annuitant and a Co-Annuitant, you may designate one of them to become the sole Annuitant as of the Annuity Commencement Date, if both are living at that time. If you have not made that designation on the 30th day before the Annuity Commencement Date, and both the Annuitant and the Co-Annuitant are still living, the Co-Annuitant will become the Annuitant on the Annuity Commencement Date.

When an Annuity Option has been selected as the method of paying the death benefit, the Beneficiary is the Payee of the annuity payment.
Selection of the Annuity Commencement Date

You select the Annuity Commencement Date in your Application. The following restrictions apply to the date you may select:

●	The earliest possible Annuity Commencement Date is the first day of the second month following your Contract Date.

●
The latest possible Annuity Commencement Date is the first day of the month following the Annuitant's 90th birthday ("maximum Annuity Commencement Date") or, if there is a Co-Annuitant, the 90th birthday of the younger of the Annuitant and Co-Annuitant.

●	The Annuity Commencement Date must always be the first day of a calendar month.

You may change the Annuity Commencement Date from time to time by sending us written notice, in a form acceptable to us, with the following additional limitations:

●	We must receive your notice, in good order, at least 30 days before the current Annuity Commencement Date.

●	The new Annuity Commencement Date must be at least 30 days after we receive the notice.

There may be other restrictions on your selection of the Annuity Commencement Date imposed by your retirement plan or applicable law. In most situations, current law requires that for a Qualified Contract, certain minimum distributions must commence no later than April 1 following the year the Annuitant reaches age 70½ (or, for Qualified Contracts other than IRAs, no later than April 1 following the year the Annuitant retires, if later than the year the Annuitant reaches age 70½).
Annuity Options

We offer the following Annuity Options for payments during the Income Phase. Each Annuity Option may be selected for a Variable Annuity, a Fixed Annuity, or a combination of both, except that Option E is available only for a Fixed Annuity. We may also agree to other settlement options, at our discretion.

     Annuity Option A - Life Annuity

We provide monthly payments during the lifetime of the Annuitant. Annuity payments stop when the Annuitant dies. There is no provision for continuation of any payments to a Beneficiary.

     Annuity Option B - Life Annuity with 60, 120, 180 or 240 Monthly Payments Certain

We make monthly payments during the lifetime of the Annuitant. In addition, we guarantee that the Beneficiary will receive monthly payments for the remainder of the period certain, if the Annuitant dies during that period. The election of a longer period results in smaller monthly payments. If no Beneficiary is designated, we pay the discounted value of the remaining payments in one sum to the Annuitant's estate. The Beneficiary may also elect to receive the discounted value of the remaining payments in one sum. The discount rate for a Variable Annuity will be the assumed interest rate in effect; the discount rate for a Fixed Annuity will be based on the interest rate we used to determine the amount of each payment.

     Annuity Option C - Joint and Survivor Annuity

We make monthly payments during the lifetime of the Annuitant and another person you designate and during the lifetime of the survivor of the two. We stop making payments when the survivor dies. There is no provision for continuance of any payments to a Beneficiary.

     Annuity Option D - Monthly Payments for a Specified Period Certain

We make monthly payments for a specified period of time from 5 to 30 years, as you elect. The longer the period you elect, the smaller your monthly payments will be. If payments under this option are paid on a Variable Annuity basis, the Annuitant may elect to receive some or all of the discounted value of the remaining payments, less any applicable withdrawal charge; the discount rate for this purpose will be the assumed interest rate in effect. If the Annuitant dies during the period selected, the remaining income payments are made as described above for payments to a Beneficiary under Annuity Option B. The election of this Annuity Option may result in the imposition of a penalty tax.

     Annuity Option E - Fixed Payments

We hold the portion of your Adjusted Account Value selected for this option at interest, and make fixed payments in such amounts and at such times as you and we may agree. We continue making payments until the amount we hold is exhausted. The final payment will be for the remaining balance and may be less than the previous installments. We will credit interest yearly on the amount remaining unpaid at a rate we determine from time to time, but never less than 3% per year (or a higher rate if specified in your Contract) compounded annually. We may change the rate at any time, but will not reduce it more frequently than once each calendar year. The election of this Annuity Option may result in the imposition of a penalty tax.
Selection of Annuity Option

You select one or more of the Annuity Options, which you may change during he Accumulation Phase, as long as we receive your selection or change in writing at least 30 days before the Annuity Commencement Date. If we have not received your written selection on the 30th say before the Annuity Commencement Date, you will receive Annuity Option B, for a life annuity with 120 monthly payments certain.

You may specify the proportion of your Adjusted Account Value you wish to provide a Variable Annuity or a Fixed Annuity. Under a Variable Annuity, the dollar amount of payments will vary, while under a Fixed Annuity, the dollar amount of annuity payments will remain the same. If you do not specify a Variable Annuity or a Fixed Annuity, your Adjusted Account Value will be divided between Variable Annuities and Fixed Annuities in the same proportions as your Account Value was divided between the Variable and Fixed Accounts on the Annuity Commencement Date. You may allocate your Adjusted Account Value applied to a Variable Annuity among the Sub-Accounts, or we will use your existing allocations.

There may be additional limitations on the options you may elect under your particular retirement plan or applicable law.

Remember that the Annuity Options may not be changed once annuity payments begin.
Amount of Annuity Payments

     Adjusted Account Value
The Adjusted Account Value is the amount we apply to provide a Variable Annuity and/or a Fixed Annuity. We calculate Adjusted Account Value by taking your Account Value on the Business Day immediately prior to the Annuity Commencement Date and making the following adjustments:

●	We deduct a proportional amount of the annual Account Fee, based on the fraction of the current Account Year that has elapsed.

●	If applicable, we apply the Market Value Adjustment to your Account Value in the Fixed Account, which may result in a deduction, an addition, or no change to your Account Value.

●	We deduct any applicable premium tax or similar tax if not previously deducted.

     Variable Annuity Payments

Variable Annuity payments may vary each month. We determine the dollar amount of the first payment using the portion of your Adjusted Account Value applied to a Variable Annuity and the Annuity Payment Rates in your Contract, which are based on an assumed interest rate of 3% per year, compounded annually. See ''Annuity Payment Rates.''

To calculate the remaining payments, we convert the amount of the first payment into Annuity Units for each Sub-Account; we determine the number of those Annuity Units by dividing the portion of the first payment attributable to the Sub-Account by the Annuity Unit Value of that Sub-Account for the Valuation Period ending just before the Annuity Commencement Date. This number of Annuity Units for each Sub-Account will remain constant (unless the Annuitant requests an exchange of Annuity Units). However, the dollar amount of the next Variable Annuity payment - which is the sum of the number of Annuity Units for each Sub-Account times its Annuity Unit Value for the Valuation Period ending just before the date of the payment - will increase, decrease, or remain the same, depending on the net investment return of the Sub-Accounts.

If the net investment return of the Sub-Accounts selected is the same as the assumed interest rate of 3%, compounded annually, the payments will remain level. If the net investment return exceeds the assumed interest rate, payments will increase and, conversely, if it is less than the assumed interest rate, payments will decrease.

Please refer to the Statement of Additional Information for more information about calculating Variable Annuity Units and Variable Annuity payments, including examples of these calculations.

     Fixed Annuity Payments

Fixed Annuity payments are the same each month. We determine the dollar amount of each Fixed Annuity payment using the fixed portion of your Adjusted Account Value and the applicable Annuity Payment Rates. These will be either (1) the rates in your Contract, which are based on a minimum guaranteed interest rate of 3% per year, compounded annually, or (2) new rates we have published and are using on the Annuity Commencement Date, if they are more favorable (see ''Annuity Payment Rates'').

     Minimum Payments

If your Adjusted Account Value is less than $2,000, or the first annuity payment for any Annuity Option is less than $20, we will pay the Adjusted Account Value to the Annuitant in one payment.
Exchange of Variable Annuity Units

During the Income Phase, the Annuitant may exchange Annuity Units from one Sub-Account to another, up to 12 times each Account Year. Any such exchanges may be subject to any restrictions or other policies that the Funds have adopted to protect the Funds from short-term trading or other practices that are potentially harmful to the Fund (the "Funds' Shareholder Trading Policies"). The applicability of the Funds' Shareholder Trading Policies is the same during the Income Phase as during the Accumulation Phase, and this is discussed in this prospectus under "Funds' Shareholder Trading Policies." For the reasons discussed there, you should review and comply with each Fund's Shareholder Trading Policies, which are disclosed in the Funds' current prospectuses.

To make an exchange, the Annuitant sends us, at our Annuity Mailing Address, a written request stating the number of Annuity Units in the Sub-Account he or she wishes to exchange and the new Sub-Account for which Annuity Units are requested. The number of new Annuity Units will be calculated so the dollar amount of an annuity payment on the date of the exchange would not be affected. To calculate this number, we use Annuity Unit values for the Valuation Period during which we receive the exchange request.

Before exchanging Annuity Units from one Sub-Account to another, the Annuitant should carefully review the Series Fund prospectus for the investment objectives and risk disclosure of the Series in which the Sub-Accounts invest.

During the Income Phase, we permit only exchanges among Sub-Accounts. No exchanges to or from a Fixed Annuity are permitted.
Account Fee

During the Income Phase, we deduct the annual Account Fee in equal amounts from each Variable Annuity payment. We do not deduct the annual Account Fee from Fixed Annuity payments (see ''Contract Charges - Account Fee'').
Annuity Payment Rates

The Contract contains Annuity Payment Rates for each Annuity Option described in this Prospectus. The rates show, for each $1,000 applied, the dollar amount of: (a) the first monthly Variable Annuity payment based on the assumed interest rate specified in the applicable Contract (at least 3% per year, compounded annually); and (b) the monthly Fixed Annuity payment, when this payment is based on the minimum guaranteed interest rate specified in the Contract (at least 3% per year, compounded annually). We may change these rates under Group Contracts for Accounts established after the effective date of such change (see ''Other Contract Provisions - Modification'').

The Annuity Payment Rates may vary according to the Annuity Option(s) elected and the adjusted age of the Annuitant. The Contract also describes the method of determining the adjusted age of the Annuitant. The mortality table used in determining the Annuity Payment Rates for Options A, B and C is the 1983 Individual Annuitant Mortality Table.
Annuity Options as Method of Payment for Death Benefit

You or your Beneficiary may also select one or more Annuity Options to be used in the event of the Annuitant's death before the Income Phase, as described under the ''Death Benefit'' section of this Prospectus. In that case, your Beneficiary will be the Annuitant/Payee. The Annuity Commencement Date will be the first day of the second month beginning after the Death Benefit Date.
OTHER CONTRACT PROVISIONS
Exercise of Contract Rights

A Group Contract belongs to the Owner. In the case of a Group Contract, the Owner may expressly reserve all Contract rights and privileges; otherwise, each Participant will be entitled to exercise such rights and privileges. In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only before the Annuity Commencement Date, except as the Contract otherwise provides.

The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Annuitant. Such Payee may thereafter exercise such rights and privileges, if any, of ownership which continue.
Change of Ownership

Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee or custodian of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code for the benefit of the Participants under a Group Contract; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

The Owner of a Non-Qualified Contract may change the ownership of the Contract prior to the last Annuity Commencement Date, and each Participant, in like manner, may change the ownership interest in a Contract.

A change of ownership will not be binding on us until we receive written notification. When we receive such notification, the change will be effective as of the date on which the request for change was signed by the Owner or Participant, as appropriate, but the change will be without prejudice to us on account of any payment we make or any action we take before receiving the change. If you change the Owner of a Non-Qualified Contract, you will become immediately liable for the payment of taxes on any gain realized under the Contract prior to the change of ownership, including possible liability for a 10% federal excise tax.
Death of Participant

If your Contract is a Non-Qualified Contract and you die prior to the Annuitant and before the Annuity Commencement Date, special distribution rules apply. In that case, your Account Value, plus or minus any Market Value Adjustment, must be distributed to your ''designated beneficiary'' within the meaning of Section 72(s) of the Internal Revenue Code, either (1) as a lump sum within 5 years after your death or (2) if in the form of an annuity, over a period not greater than the life or expected life of the designated beneficiary, with payments beginning no later than one year after your death.

The person you have named as Beneficiary under your Contract, if any, will be the ''designated beneficiary.'' If the named Beneficiary is not living, the Annuitant automatically becomes the designated beneficiary.

If the designated beneficiary is your surviving spouse, your spouse may elect to continue the Contract in his or her own name as Participant. If you were the Annuitant as well as the Participant, your surviving spouse (if the designated beneficiary) may elect to be named as both Participant and Annuitant and continue the Contract; in that case, we will not pay a death benefit and the Account Value will not be increased to reflect the death benefit calculation. In all other cases where you are the Annuitant, the death benefit provisions of the Contract control, subject to the condition that any Annuity Option elected complies with the special distribution requirements described above.

If your spouse elects to continue the Contract (either in the case where you are the Annuitant or in the case where you are not the Annuitant), your spouse must give us written notification within 60 days after we receive Due Proof of Death, and the special distribution rules described above will apply on the death of your spouse.

If you are the Annuitant and you die during the Income Phase, the remaining value of the Annuity Option in place must be distributed at least as rapidly as the method of distribution under the option.
If the Participant is not a natural person, these distribution rules apply on a change in, or the death of, any Annuitant or Co-Annuitant.

Payments made in contravention of these special rules would adversely affect the treatment of the Contracts as annuity contracts under the Internal Revenue Code. Neither you nor the Beneficiary may exercise rights that would have that effect.

If yours is a Qualified Contract, any distributions upon your death will be subject to the laws and regulations governing the particular retirement or deferred compensation plan in connection with which the Qualified Contract was issued.
Voting of Series Fund Shares

We will vote Series Fund shares held by the Sub-Accounts at meetings of shareholders of the Series Fund or in connection with similar solicitations, but will follow voting instructions received from persons having the right to give voting instructions. During the Accumulation Phase, you will have the right to give voting instructions, except where the Owner has reserved this right. During the Income Phase, the Payee (that is the Annuitant or Beneficiary entitled to receive benefits) is the person having such voting rights. We will vote any shares attributable to us and Series Fund shares for which no timely voting instructions are received in the same proportion as the shares for which we receive instructions from Owners, Participants and Payees, as applicable.

Owners of Qualified Contracts issued on a group basis may be subject to other voting provisions of the particular plan and under the Investment Company Act of 1940. Employees who contribute to plans that are funded by the Contracts may be entitled to instruct the Owners as to how to instruct us to vote the Series Fund shares attributable to their contributions. Such plans may also provide the additional extent, if any, to which the Owners shall follow voting instructions of persons with rights under the plans. If no voting instructions are received from any such person with respect to a particular Participant Account, the Owner may instruct the Company as to how to vote the number of Series Fund shares for which instructions may be given.

Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instruction rights to persons who may have such rights under plans, other than rights afforded under the Investment Company Act of 1940, or any duty to inquire as to the instructions received by Owners, Participants or others, or the authority of any such persons, to instruct the voting of Series Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners under Group Contracts and Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

All Series Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each person having the right to give voting instructions at least 10 days prior to each meeting of the shareholders of the Series Fund. We will determine the number of Series Fund shares as to which each such person is entitled to give instructions as of the record date set by the Series Fund for such meeting, which is expected to be not more than 90 days prior to each such meeting. Prior to the Annuity Commencement Date, the number of Series Fund shares as to which voting instructions may be given to the Company is determined by dividing the value of all of the Variable Accumulation Units of the particular Sub-Account credited to the Participant Account by the net asset value of one Series Fund share as of the same date. On or after the Annuity Commencement Date, the number of Series Fund shares as to which such instructions may be given by a Payee is determined by dividing the reserve held by the Company in the Sub-Account with respect to the particular Payee by the net asset value of a Series Fund share as of the same date. After the Annuity Commencement Date, the number of Series Fund shares as to which a Payee is entitled to give voting instructions will generally decrease due to the decrease in the reserve.
Reports to Owners

We will send you, by regular U.S. mail, confirmation of all Purchase Payments (including any interest credited), withdrawals, (including any withdrawal charges, negative market value adjustments, and federal taxes on withdrawals), minimum distributions, death benefit payments, and transfers (excluding dollar-cost averaging transfers). Such confirmations will be sent within two business days after the transaction occurs.

In addition, within 5 business days after each Account Quarter, we will send you a statement showing your current Account Value, death benefit value, and investment allocation by asset class. Each quarterly statement will detail transactions that occurred during the last Account Quarter including Purchase Payments, annuity payments, transfers (including dollar-cost averaging transfers), partial withdrawals, systematic withdrawals, minimum distributions, portfolio rebalancing, asset reallocations, interest credited on fixed accounts, and annual contract fees assessed.

We will also send you annual and semi-annual reports of the funds in which you are invested, including a list of investments held by each portfolio as of the current date of the report.

It is your obligation to review each such statement carefully and to report to us, at the address or telephone number provided on the statement, any errors or discrepancies in the information presented therein within 60 days of the date of such statement. Unless we receive notice of any such error or discrepancy from you within such period, we may not be responsible for correcting the error or discrepancy.
Substitution of Securities

Shares of any or all Series of the Series Fund may not always be available for investment under the Contract. We may add or delete Series or other investment companies as variable investment options under the Contracts. We may also substitute shares of another Series or shares of another registered open-end investment company or unit investment trust for the shares held in any Sub-Account, provided that the substitution has been approved , if required, by the SEC. In the event of any substitution pursuant to this provision, we may make appropriate endorsement to the Contract to reflect the substitution.
Change in Operation of Variable Account

At our election and subject to any necessary vote by persons having the right to give instructions with respect to the voting of Series Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. Deregistration of the Variable Account requires an order by the SEC. In the event of any change in the operation of the Variable Account pursuant to this provision, we may make appropriate endorsement to the Contract to reflect the change and take such other action as we deem necessary and appropriate to effect the change.
Splitting Units

We reserve the right to split or combine the value of Variable Accumulation Units, Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Contracts.
Modification

Upon notice to the Owner and Participant(s), (or the Payee(s) during the Income Phase), we may modify the Contract if such modification: (1) is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; (2) is necessary to assure continued qualification of the Contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or annuity contracts; (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Account(s) (see ''Change in Operation of Variable Account''); (4) provides additional Variable Account and/or fixed accumulation options; or (5) as may otherwise be in the best interests of Owners, Participants, or Payees, as applicable. In the event of any such modification, we may make appropriate endorsement in the Contract to reflect such modification.

In addition, upon notice to the Owner, we may modify a Group Contract to change the withdrawal charges, Account Fees, mortality and expense risk charges, administrative expense charges, the tables used in determining the amount of the first monthly variable annuity and fixed annuity payments and the formula used to calculate the Market Value Adjustment, provided that such modification applies only to Participant Accounts established after the effective date of such modification. In order to exercise our modification rights in these particular instances, we must notify the Owner of such modification in writing. The notice shall specify the effective date of such modification which must be at least 60 days following the date we mail notice of modification. All of the charges and the annuity tables which are provided in the Group Contract prior to any such modification will remain in effect permanently, unless improved by the Company, with respect to Participant Accounts established prior to the effective date of such modification.
Limitation or Discontinuance of New Participants

We may limit or discontinue the acceptance of new Applications and the issuance of new Certificates under a Group Contract by giving 30 days prior written notice to the Owner. This will not affect rights or benefits with respect to any Participant Accounts established under such Group Contract prior to the effective date of such limitation or discontinuance.
Reservation of Rights

We reserve the right, to the extent permitted by law, to: (1) combine any 2 or more variable accounts or Sub-Accounts; (2) add or delete Series, sub-series thereof or other investment companies and corresponding Sub-Accounts; (3) add or remove Guarantee Periods available at any time for election by a Participant; and (4) restrict or eliminate any of the voting rights of Participants (or Owners) or other persons who have voting rights as to the Variable Account. Where required by law, we will obtain approval of changes from Participants or any appropriate regulatory authority. In the event of any change pursuant to this provision, we may make appropriate endorsement to the Contract to reflect the change.

Right to Return

If you are not satisfied with your Contract, you may return it by mailing or delivering it to us at our Annuity Mailing Address as shown on the cover of this Prospectus within 10 days, or longer if required by your state, after it was delivered to you. State law may also allow you to return the Contract to your sales representative. When we receive the returned Contract, it will be cancelled and we will refund to you your Account Value. However, if applicable state law requires, we will return the full amount of any Purchase Payment(s) we received.

If you are establishing an Individual Retirement Annuity (''IRA''), the Internal Revenue Code requires that we give you a disclosure statement containing certain information about the Contract and applicable legal requirements. We must give you this statement on or before the date the IRA is established. If we give you the disclosure statement before the seventh day preceding the date the IRA is established, you will not have any right of revocation under the Code. If we give you the disclosure statement at a later date, then you may give us a notice of revocation at any time within 7 days after your Contract Date. Upon such revocation, we will refund your Purchase Payment(s). This right of revocation with respect to an IRA is in addition to the return privilege set forth in the preceding paragraph. We allow a Participant establishing an IRA a ''ten day free-look,'' notwithstanding the provisions of the Internal Revenue Code.
TAX CONSIDERATIONS
This section provides general information on the federal income tax consequences of ownership of a Contract based upon our understanding of current federal tax laws. Actual federal tax consequences will vary depending on, among other things, the type of retirement plan under which your Contract is issued. Also, legislation altering the current tax treatment of annuity contracts could be enacted in the future and could apply retroactively to Contracts that were purchased before the date of enactment. We make no attempt to consider any applicable federal estate, federal gift, state, or other tax laws. We also make no guarantee regarding the federal, state, or local tax status of any Contract or any transaction involving any Contract. You should consult a qualified tax professional for advice before purchasing a Contract or executing any other transaction (such as a rollover, distribution, withdrawal or payment) involving a Contract.

U.S. Federal Income Tax Considerations

The following discussion applies only to those Contracts issued in the United States. For a discussion of tax considerations effecting Contracts issued in Puerto Rico, see "Puerto Rico Tax Considerations."

     Deductibility of Purchase Payments

For federal income tax purposes, Purchase Payments made under Non-Qualified Contracts are not deductible. Under certain circumstances, Purchase Payments made under Qualified Contracts may be excludible or deductible from taxable income. Any such amounts will also be excluded from the "investment in the contract" for purposes of determining the taxable portion of any distributions from a Qualified Contract. As a general rule, regardless of whether you own a Qualified or a Non-Qualified Contract, the amount of your tax liability on earnings and distributions will depend upon the specific tax rules applicable to your Contract and your particular circumstances.

     Pre-Distribution Taxation of Contracts

Generally, an increase in the value of a Contract will not give rise to a current income tax liability to the Owner of a Contract or to any payee under the Contract until a distribution is received from the Contract. However, certain assignments or pledges of a Contract or loans under a Contract will be treated as distributions to the Owner of the Contract and will accelerate the taxability of any increases in the value of a Contract.

Also, corporate (or other non-natural person) Owners of a Non-Qualified Contract will generally incur a current tax liability on Account Value increases. There are certain exceptions to this current taxation rule, including: (i) any Contract that is an "immediate annuity", which the Internal Revenue Code (the "Code") defines as a single premium contract with an annuity commencement date within one year of the date of purchase which provides for a series of substantially equal periodic payments (to be made not less frequently than annually) during the annuity period, and (ii) any Contract that the non-natural person holds as agent for a natural person (such as where a bank or other entity holds a Contract as trustee under a trust agreement).

You should note that a qualified retirement plan generally provides tax deferral regardless of whether the plan invests in an annuity contract. For that reason, no decision to purchase a Qualified Contract should be based on the assumption that the purchase of a Qualified Contract is necessary to obtain tax deferral under a qualified plan.

     Distributions and Withdrawals from Non-Qualified Contracts

The Account Value of a Non-Qualified Contract will generally include both (i) an amount attributable to Purchase Payments, the return of which will not be taxable, and (ii) an amount attributable to investment earnings, the receipt of which will be taxable at ordinary income rates. The relative portions of any particular distribution that derive from nontaxable Purchase Payments and taxable investment earnings depend upon the nature and the timing of that distribution.

Any withdrawal of less than your entire Account Value under a Non-Qualified Contract before the Annuity Commencement Date, must be treated as a receipt of investment earnings. You may not treat such withdrawals as a non-taxable return of Purchase Payments unless you have first withdrawn the entire amount of the Account Value that is attributable to investment earnings. For purposes of determining whether an Owner has withdrawn the entire amount of the investment earnings under a Non-Qualified Contract, the Code provides that all Non-Qualified deferred annuity contracts issued by the same company to the same Owner during any one calendar year must be treated as one annuity contract. If you withdraw your entire Account Value under a Non-Qualified Contract before the Annuity Commencement Date (a "full surrender"), the taxable portion will equal the amount you receive less the "investment in the contract" (i.e., the total Purchase Payments (excluding amounts that were deductible by, or excluded from the gross income of, the Owner of a Contract), less any Purchase Payments that were amounts previously received which were not includable in income).

A Payee who receives annuity payments under a Non-Qualified Contract after the Annuity Commencement Date, will generally be able to treat a portion of each payment as a nontaxable return of Purchase Payments and to treat only the remainder of each such payment as taxable investment earnings. Until the Purchase Payments have been fully recovered in this manner, the nontaxable portion of each payment will be determined by the ratio of (i) the total amount of the Purchase Payments made under the Contract, to (ii) the Payee's expected return under the Contract. Once the Payee has received nontaxable payments in an amount equal to total Purchase Payments, no further exclusion is allowed and all future distributions will constitute fully taxable ordinary income. If payments are terminated upon the death of the Annuitant or other Payee before the Purchase Payments have been fully recovered, the unrecovered Purchase Payments may be deducted on the final return of the Annuitant or other Payee.

A penalty tax of 10% may also apply to taxable cash withdrawals including lump-sum payments from Non-Qualified Contracts. This penalty will generally not apply to distributions made after age 59½, to distributions pursuant to the death or disability of the owner, to distributions that are a part of a series of substantially equal periodic payments made not less frequently than annually for life or life expectancy, or to distributions under an immediate annuity (as defined above).

Death benefits paid upon the death of a contract owner are not life insurance benefits and will generally be includable in the income of the recipient to the extent they represent investment earnings under the contract. For this purpose, the amount of the investment in the contract is not affected by the owner's or annuitant's death, i.e., the investment in the contract must still be determined by reference to the Owner's investment in the Contract. Special mandatory distribution rules also apply after the death of the Owner when the beneficiary is not the surviving spouse of the Owner.
If death benefits are distributed in a lump sum, the taxable amount of those benefits will be determined in the same manner as upon a full surrender of the contract. If death benefits are distributed under an annuity option, the taxable amount of those benefits will be determined in the same manner as annuity payments, as described above.

Any amounts held under a Non-Qualified Contract that are assigned or pledged as collateral for a loan will also be treated as if withdrawn from the Contract. In addition, upon the transfer of a Non-Qualified Contract by gift (other than to the Owner's spouse), the Owner must treat an amount equal to the Account Value minus the total amount paid for the Contract as income.

     Distributions and Withdrawals from Qualified Contracts

In most cases, all of the distributions you receive from a Qualified Contract will constitute fully taxable ordinary income. Also, a 10% penalty tax will apply to distributions prior to age 59½, except in certain circumstances.

If you receive a distribution for a Qualified Contract used in connection with a qualified pension plan, from a tax-sheltered annuity, a governmental Code Section 457 plan or an individual retirement annuity "IRA" and roll over some or all that distribution to another eligible plan, following the rules set out in the Code and IRS regulations, the portion of such distribution that is rolled over will not be includible in your income. An eligible rollover distribution from a qualified plan, tax-sheltered annuity or governmental Section 457 plan will be subject to 20% mandatory withholding as described below. Because the amount of the cash paid to you as an eligible rollover distribution will be reduced by this withholding, you will not be able to roll over the entire account balance under your Contract, unless you use other funds equal to the tax withholding to complete the rollover. Rollovers of IRA distributions are not subject to the 20% mandatory withholding requirement.

An eligible rollover distribution from a qualified plan, governmental Section 457 plan or tax-sheltered annuity is any distribution of all or any portion of the balance to the credit of an employee, except that the term does not include:
●	a distribution which is one of a series of substantially equal periodic payments made annually under a lifetime annuity or for a specified period of ten years or more;

●	any required minimum distribution, or

●	any hardship distribution.

Only you or your surviving spouse Beneficiary may elect to roll over a distribution to an eligible retirement plan. However, a non-surviving-spouse Beneficiary may able to directly transfer a distribution to a so-called inherited IRA that will be subject to the IRS distribution rules applicable to beneficiaries.

     Withholding

In the case of an eligible rollover distribution (as defined above) from a Qualified Contract (other than from an IRA), we (or the plan administrator) must withhold and remit to the U.S. Government 20% of the distribution, unless the Participant or Payee elects to make a direct rollover of the distribution to another qualified retirement plan that is eligible to receive the rollover; however, only you or your spouse may elect a direct rollover. In the case of a distribution from (i) a Non-Qualified Contract, (ii) an IRA, or (iii) a Qualified Contract where the distribution is not an eligible rollover distribution, we will withhold and remit to the U.S. Government a part of the taxable portion of each distribution unless, prior to the distribution, the Participant or Payee provides us his or her taxpayer identification number and instructs us (in the manner prescribed) not to withhold. The Participant or Payee may credit against his or her federal income tax liability for the year of distribution any amounts that we (or the plan administrator) withhold.

     Investment Diversification and Control

The Treasury Department has issued regulations that prescribe investment diversification requirements for the mutual fund series underlying non-qualified variable contracts. All Non-Qualified Contracts must comply with these regulations to qualify as annuities for federal income tax purposes. The owner of a Non-Qualified Contract that does not meet these guidelines will be subject to current taxation on annual increases in value of the Contract. We believe that each Fund available as an investment option under the Contract complies with these regulations.

The IRS has stated that satisfaction of the diversification requirements described above by itself does not prevent a contract owner from being treated as the owner of separate account assets under an "owner control" test. If a contract owner is treated as the owner of separate account assets for tax purposes, the contract owner would be subject to taxation on the income and gains from the separate account assets. In published revenue rulings through 1982 and then again in 2003, the IRS has stated that a variable contract owner will be considered the owner of separate account assets if the owner possesses incidents of ownership in those assets, such as the ability to exercise control over the investment of the assets. In Revenue Ruling 2003-91, the IRS considered certain variable annuity and variable life insurance contracts and concluded that the owners of the variable contracts would not be considered the owners of the contracts' underlying assets for federal income tax purposes.

Revenue Ruling 2003-91 states that the determination of whether the owner of a variable contract possesses sufficient incidents of ownership over the assets underlying the variable contract so as to be deemed the owner of those assets for federal income tax purposes will depend on all the facts and circumstances. We do not believe that the differences between the Contract and the contracts described in Revenue Ruling 2003-91 should prevent the holding in Revenue Ruling 2003-91 from applying. Nevertheless, you should consult with a qualified tax professional on the potential impact of the investor control rules of the IRS as they relate to the investment decisions and activities you may undertake with respect to the Contract. In addition, the IRS and/or the Treasury Department may issue new rulings, interpretations or regulations on this subject in the future. Accordingly, we therefore reserve the right to modify the Contracts as necessary to attempt to prevent you from being considered the owner, for tax purposes, of the underlying assets. We also reserve the right to notify you if we determine that it is no longer practicable to maintain the Contract in a manner that was designed to prevent you from being considered the owner of the assets of the Separate Account. You bear the risk that you may be treated as the owner of Separate Account assets and taxed accordingly.
     Tax Treatment of the Company and the Variable Account

As a life insurance company under the Code, we will record and report operations of the Variable Account separately from other operations. The Variable Account will not, however, constitute a regulated investment company or any other type of taxable entity distinct from our other operations. Under present law, we will not incur tax on the income of the Variable Account (consisting primarily of interest, dividends, and net capital gains) if we use this income to increase reserves under Contracts participating in the Variable Account.

     Qualified Retirement Plans

"Qualified Contracts" are Contracts used with plans that receive tax-deferral treatment pursuant to specific provisions of the Code. Annuity contracts also receive tax-deferral treatment. It is not necessary that you purchase an annuity contract to receive the tax-deferral treatment available through a Qualified Contract. If you purchase this annuity Contract as a Qualified Contract, you do not receive additional tax-deferral. Therefore, if you purchase this annuity Contract as a Qualified Contract, you should do so for reasons other than obtaining tax deferral.

You may use Qualified Contracts with several types of qualified retirement plans. Because tax consequences will vary with the type of qualified retirement plan and the plan's specific terms and conditions, we provide below only brief, general descriptions of the consequences that follow from using Qualified Contracts in connection with various types of qualified retirement plans. We stress that the rights of any person to any benefits under these plans may be subject to the terms and conditions of the plans themselves, regardless of the terms of the Qualified Contracts that you are using. These terms and conditions may include restrictions on, among other things, ownership, transferability, assignability, contributions and distributions.

     Pension and Profit-Sharing Plans

Sections 401(a), 401(k) and 403(a) of the Code permit business employers and certain associations to establish various types of retirement plans for employees. The Code requirements are similar for qualified retirement plans of corporations and those of self-employed individuals. Self-employed persons, as a general rule, may therefore use Qualified Contracts as a funding vehicle for their retirement plans.

     Tax-Sheltered Annuities

Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to purchase annuity contracts and, subject to certain limitations, exclude the amount of purchase payments from gross income for tax purposes. The Code imposes restrictions on cash withdrawals from Section 403(b) annuities.

If the Contracts are to receive tax-deferred treatment, cash withdrawals of amounts attributable to salary reduction contributions (other than withdrawals of accumulation account value as of December 31, 1988) may be made only when the Participant attains age 59½, has a severance from employment with the employer, dies or becomes disabled (within the meaning of Section 72(m)(7) of the Code). These restrictions apply to (i) any post-1988 salary reduction contributions, (ii) any growth or interest on post-1988 salary reduction contributions, (iii) any growth or interest on pre-1989 salary reduction contributions that occurs on or after January 1, 1989, and (iv) any pre-1989 salary reduction contributions since we do not maintain records that separately account for such contributions. It is permissible, however, to withdraw post-1988 salary reduction contributions (but not the earnings attributable to such contributions) in cases of financial hardship. While the Internal Revenue Service has not issued specific rules defining financial hardship, we expect that to qualify for a hardship distribution, the Participant must have an immediate and heavy bona fide financial need and lack other resources reasonably available to satisfy the need. Hardship withdrawals (as well as certain other premature withdrawals) will be subject to a 10% tax penalty, in addition to any withdrawal charge applicable under the Contracts. Under certain circumstances the 10% tax penalty will not apply if the withdrawal is for medical expenses.

Section 403(b) annuities, like IRAs, are subject to required minimum distributions under the Code. Section 403(b) annuities are unique, however, in that any account balance accruing before January 1, 1987 (the "pre-1987 balance") needs to comply with only the minimum distribution incidental benefit (MDIB) rule and not also with the minimum distribution rules set forth in Section 401(a)(9) of the Code. This special treatment for any pre-1987 balance is, however, conditioned upon the issuer identifying the pre-1987 balance and maintaining accurate records of changes to the balance. Since we do not maintain such records, your pre-1987 balance, if any, will not be eligible for special distribution treatment.

Under the terms of a particular Section 403(b) plan, the Participant may be entitled to transfer all or a portion of the Account Value to one or more alternative funding options. Participants should consult the documents governing their plan and the person who administers the plan for information as to such investment alternatives.

     Individual Retirement Arrangements

Sections 219 and 408 of the Code permit eligible individuals to contribute to a so-called "traditional" individual retirement program, including Individual Retirement Accounts and Annuities, Simplified Employee Pension Plans, and SIMPLE Retirement Accounts. Such IRAs are subject to limitations on contribution levels, the persons who may be eligible, and on the time when distributions may commence. In addition, certain distributions from some other types of retirement plans may be placed in an IRA on a tax-deferred basis. The Internal Revenue Service imposes special information requirements with respect to IRAs and we will provide purchasers of the Contracts as Individual Retirement Annuities with any necessary information. You will have the right to revoke a Contract issued as an Individual Retirement Annuity under certain circumstances, as described in the section of this Prospectus entitled "Right to Return." If your Contract is issued in connection with an Individual Retirement Account, we have no information about the Account and you should contact the Account’s trustee or custodian.

     Roth Individual Retirement Arrangements

Section 408A of the Code permits an individual to contribute to an individual retirement program called a Roth IRA. Unlike contributions to a traditional IRA under Section 408 of the Code, contributions to a Roth IRA are not tax-deductible. Provided certain conditions are satisfied, distributions are generally tax-free. Like traditional IRAs, Roth IRAs are subject to limitations on contribution amounts and the timing of distributions. If you convert a traditional Individual Retirement Annuity Contract into a Roth IRA Contract or your Individual Retirement Account that holds a Contract is converted to a Roth Individual Retirement Account, the fair market value of the Contract is included in taxable income. Under IRS regulations and Revenue Procedure 2006-13, fair market value may exceed the Contract's account balance. Thus, you should consult with a qualified tax professional prior to any conversion.

The Internal Revenue Service imposes special information requirements with respect to Roth IRAs and we will provide the necessary information for Contracts issued as Roth Individual Retirement Annuities. If your Contract is issued in connection with a Roth Individual Retirement Account, we have no information about the Account and you should contact the Account’s trustee or custodian.

     Required Minimum Distribution Requirements for Tax-Sheltered Annuities and Traditional Individual      Retirement Annuities

If your Contract is a traditional Individual Retirement Annuity or a 403(b) TSA annuity, it is subject to certain required minimum distribution (RMD) requirements imposed by the Internal Revenue Code and IRS regulations. Under the RMD rules, distributions must begin no later than April 1 of the calendar year following the year in which you attain age 70½ or, for non-IRAs, the date of retirement instead of age 70½ if it is later. The RMD amount for a distribution calendar year is generally calculated by dividing the Contract's value as of 12/31 of the prior calendar year by the applicable distribution factor set forth in a Uniform Lifetime Table in the IRS regulations. For Contracts issued in connection with traditional Individual Retirement Accounts, you should contact the Account’s trustee or custodian about RMD requirements since we only provide the trustee or custodian with the Contract’s value (including any actuarial present value of additional benefits discussed below) so that it can be used in the Account’s RMD calculations.

Effective with the 2006 distribution calendar year, the actuarial present value as of 12/31 of any additional benefits that are provided under your Contract (such as death benefits) will be added to the Contract’s Account Value as of 12/31 in order to calculate the RMD amount. There are two exceptions to the requirement that the actuarial present value of an additional benefit must be added to the account balance for RMD calculation purposes. First, if the only additional benefit provided under a Contract is a return of premium death benefit (i.e., a benefit under which the final payment does not exceed the amount of purchase payments made less prior distributions), then the additional benefit is disregarded and the RMD calculation uses only the 12/31 Account Value. Second, if (1) the Contract provides only for additional benefits that are each reduced on a proportional basis in the event of distributions, with or without a return of premium death benefit that is not reduced in amount proportionately in the event of distributions and (2) the actuarial present value of all the Contract’s additional benefits is no more than 20% of the 12/31 Account Value, then the additional benefits are disregarded and the RMD calculation uses only the 12/31 Account Value. When we notify you of the RMD amount for a distribution calendar year, we will inform you if the calculation included the actuarial present value of additional benefits. Because of the above requirements, a death benefit in your Contract could cause your RMD amount to be higher than it would be without such a benefit.

You may take an RMD amount calculated for a particular IRA annuity from that annuity or from another IRA account or IRA annuity of yours. Similarly, you may take an RMD amount calculated for a particular TSA annuity from that annuity or from another TSA account or TSA annuity of yours. If your Qualified Contract is an asset of a qualified retirement plan, the qualified plan is subject to the RMD requirements and the Contract, as an asset of the qualified plan, may need to be used as a source of funds for the RMDs.

Puerto Rico Tax Considerations

The Contract offered by this Prospectus is considered an annuity contract under Section 1022 of the Puerto Rico Internal Revenue Code of 1994, as amended (the "1994 Code"). Under the current provisions of the 1994 Code, no income tax is payable on increases in value of accumulation shares of annuity units credited to a variable annuity contract until payments are made to the annuitant or other payee under such contract.

When payments are made from your Contract in the form of an annuity, the annuitant or other payee will be required to include as gross income the lesser of the amount received during the taxable year or the portion of the amount received equal to 3% of the aggregate premiums or other consideration paid for the annuity. The amount, if any, in excess of the included amount is excluded from gross income as a return of premium. After an amount equal to the aggregate premiums or other consideration paid for the annuity has been excluded from gross income, all of the subsequent annuity payments are considered to be taxable income.

When a payment under a Contract is made in a lump sum, the amount of the payment would be included in the gross income of the Annuitant or other Payee to the extent it exceeds the Annuitant's aggregate premiums or other consideration paid.

The provisions of the 1994 Code with respect to qualified retirement plans described in this Prospectus vary significantly from those under the Internal Revenue Code. We currently offer the Contract in Puerto Rico in connection with Individual Retirement Arrangements that qualify under the U.S. Internal Revenue Code but do not qualify under the Puerto Rico 1994 Code. See the applicable text of this Prospectus under the heading "Federal Tax Status" dealing with such Arrangements and their RMD requirements.. We may make Contracts available for use with other retirement plans that similarly qualify under the U.S. Internal Revenue Code but do not qualify under the Puerto Rico 1994 Code.

As a result of IRS Revenue Ruling 2004-75, as amplified by Revenue Ruling 2004-97, we will treat Contract distributions and withdrawals occurring on or after January 1, 2005 as U.S.-source income that is subject to U.S. income tax withholding and reporting. Under "TAX CONSIDERATIONS", see "Pre-Distribution Taxation of Contracts", "Distributions and Withdrawals from Non-Qualified Contracts", "Withholding" and "Non-Qualified Contracts". You should consult a qualified tax professional for advice regarding the effect of Revenue Ruling 2004-75 on your U.S. and Puerto Rico income tax situation.

For information regarding the income tax consequences of owning a Contract, you should consult a qualified tax professional.

ADMINISTRATION OF THE CONTRACTS

We perform certain administrative functions relating to the Contracts, Participant Accounts, and the Variable Account. These functions include, but are not limited to, maintaining the books and records of the Variable Account and the Sub-Accounts; maintaining records of the name, address, taxpayer identification number, Contract number, Participant Account number and type, the status of each Participant Account and other pertinent information necessary to the administration and operation of the Contracts; processing Applications, Purchase Payments, transfers and full and partial withdrawals; issuing Contracts and Certificates; administering annuity payments; furnishing accounting and valuation services; reconciling and depositing cash receipts; providing confirmations; providing toll-free customer service lines; and furnishing telephonic transfer services.
DISTRIBUTION OF THE CONTRACTS

We offer the Contract on a continuous basis. Contracts are sold by licensed insurance agents ("the Selling Agents") in those states where the Contract may be lawfully sold. Such Selling Agents will be registered representatives of affiliated and unaffiliated broker-dealer firms ("the Selling Broker-Dealers") registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. and who have entered into selling agreements with the Company and the general distributor, Clarendon Insurance Agency, Inc. ("Clarendon"), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481. Clarendon is a wholly-owned subsidiary of the Company, is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

The Company (or its affiliates, for purposes of this section only, collectively, "the Company"), pays the Selling Broker-Dealers compensation for the promotion and sale of the Contract. The Selling Agents who solicit sales of the Contract typically receive a portion of the compensation paid by the Company to the Selling Broker-Dealers in the form of commissions or other compensation, depending on the agreement between the Selling Broker-Dealer and their Selling Agent. This compensation is not paid directly by the Contract Owner or the separate account. The Company intends to recoup this compensation through fees and charges imposed under the Contract, and from profits on payments received by the Company for providing administrative, marketing, and other support and services to the Funds.

The amount and timing of commissions the Company may pay to Selling Broker-Dealers may vary depending on the selling agreement but is not expected to be more than 8.50% of Purchase Payments, and 1.25% annually of the Participant's Account Value. The Company may pay or allow other promotional incentives or payments in the form of cash or other compensation to the extent permitted by NASD rules and other applicable laws and regulations.

The Company also pays compensation to wholesaling broker-dealers or other firms or intermediaries, including payments to affiliates of the Company, in return for wholesaling services such as providing marketing and sales support, product training and administrative services to the Selling Agents of the Selling Broker-Dealers. These allowances may be based on a percentage of Purchase Payments and/or a percentage of Contract Value and/or may be a fixed dollar amount.

In addition to the compensation described above, the Company may make additional cash payments, in certain circumstances referred to as "override" compensations, or reimbursements to Selling Broker-Dealers in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all Selling Broker-Dealers, and the terms of any particular agreement governing the payments may vary among Selling Broker-Dealers depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of the Company's products on the Selling Broker-Dealers' preferred or recommended list, access to the Selling Broker-Dealers' registered representatives for purposes of promoting sales of the Company's products, assistance in training and education of the Selling Agents, and opportunities for the Company to participate in sales conferences and educational seminars. The payments or reimbursements may be calculated as a percentage of the particular Selling Broker-Dealer's actual or expected aggregate sales of our variable contracts (including the Contract) or assets held within those contracts (in most cases not to exceed 0.25% of aggregate sales and 0.10% of assets attributable to the Selling-Broker-Dealer, and/or may be a fixed dollar amount. Broker-dealers receiving these additional payments may pass on some or all of the payments to the Selling Agent.

In addition to selling our variable contracts (including the Contract), some Selling Broker-Dealers or their affiliates may have other business relationships with the Company. Those other business relationships may include, for example, reinsurance agreements pursuant to which an affiliate of the Selling Broker-Dealer provides reinsurance to the Company relative to some or all of the Policies or other variable policies issued by the Company or its affiliates. The potential profits for a Selling Broker-Dealer or its affiliate associated with such reinsurance arrangements could indirectly provide incentives to the Selling Broker-Dealer and its Selling Agents to recommend products for which they provide reinsurance over similar products which do not result in potential reinsurance profits to the Selling Broker-Dealer or its affiliate. The operation of an individual contract is not impacted by whether the policy is subject to a reinsurance arrangement between the Company and an affiliate of the Selling Broker-Dealer.

You should ask your Selling Agent for further information about what commissions or other compensation he or she, or the Selling Broker-Dealer for which he or she works, may receive in connection with your purchase of a Contract.

Commissions may be waived or reduced in connection with certain transactions described in this Prospectus under the heading "Waivers; Reduced Charges; Credits; Special Guaranteed Interest Rates." During 2004, 2005, and 2006, approximately $154,098, $109,180, and $68,043, respectively, in commissions were paid to but not retained by Clarendon in connection with the distribution of the Contracts.
AVAILABLE INFORMATION

The Company and the Variable Account have filed with the SEC registration statements under the Securities Act of 1933 relating to the Contracts. This Prospectus does not contain all of the information contained in the registration statements and their exhibits. For further information regarding the Variable Account, the Company and the Contracts, please refer to the registration statements and their exhibits.

In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934. We file reports and other information with the SEC to meet these requirements.

You can inspect and copy this information and our registration statements at the SEC's public reference facilities at the following locations: Washington, D.C. - 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Chicago, Illinois - 500 West Madison Street, Chicago, IL 60661. The Washington, D.C. office will also provide copies by mail for a fee. You may also find these materials on the SEC's website (http://www.sec.gov).
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the ''Exchange Act'') is incorporated herein by reference. All documents or reports we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, shall be deemed incorporated by reference into the prospectus.

The Company will furnish, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents referred to above which have been incorporated by reference into this Prospectus, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in this Prospectus). Requests for such document should be directed to the Secretary, Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, telephone (800) 225-3950.
STATE REGULATION

The Company is subject to the laws of the State of Delaware governing life insurance companies and to regulation by the Commissioner of Insurance of Delaware. An annual statement is filed with the Commissioner of Insurance on or before March lst in each year relating to the operations of the Company for the preceding year and its financial condition on December 31st of such year. Its books and records are subject to review or examination by the Commissioner or his agents at any time and a full examination of its operations is conducted at periodic intervals.

The Company is also subject to the insurance laws and regulations of the other states and jurisdictions in which it is licensed to operate. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

In addition, many states regulate affiliated groups of insurers, such as the Company, Sun Life (Canada) and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies involved. Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments of the Company under these laws cannot be reasonably estimated. However, most of these laws do provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength and many permit the deduction of all or a portion of any such assessment from any future premium or similar taxes payable.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.
LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the Variable Account. We and our subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, is not of material importance to our respective total assets or material with respect to the Variable Account.
FINANCIAL STATEMENTS

The financial statements of the Company which are included in this Statement of Additional Information should be considered only as bearing on the ability of the Company to meet its obligations with respect to amounts allocated to the Fixed Account and with respect to the death benefit and the Company's assumption of the mortality and expense risks. They should not be considered as bearing on the investment performance of the Fund shares held in the Sub-Accounts of the Variable Account.

The financial statements of the Variable Account for the year ended December 31, 2006 are also included in the Statement of Additional Information.

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

Sun Life Assurance Company of Canada (U.S.)
Advertising and Sales Literature
Calculations
Example of Variable Accumulation Unit Value Calculation
Example of Variable Annuity Unit Calculation
Example of Variable Annuity Payment Calculation
Distribution of the Contracts
Designation and Change of Beneficiary
Custodian
Independent Registered Public Accounting Firm
Financial Statements

This Prospectus sets forth information about the Contracts and the Variable Account that a prospective purchaser should know before investing. Additional information about the Contracts and the Variable Account has been filed with the Securities and Exchange Commission in a Statement of Additional Information dated May 1, 2007 which is incorporated herein by reference. The Statement of Additional Information is available upon request and without charge from Sun Life Assurance Company of Canada (U.S.). To receive a copy, return this request form to the address shown below or telephone (800) 752-7215.
_________________________________________________________________________________

To:	Sun Life Assurance Company of Canada (U.S.)
P.O. Box 9133
Wellesley Hills, Massachusetts 02481

Please send me a Statement of Additional Information for
MFS Regatta Gold Variable and Fixed Annuity
Sun Life of Canada (U.S.) Variable Account F.

Name

Address

City	State Zip

Telephone

APPENDIX A -
GLOSSARY

The following terms as used in this Prospectus have the indicated meanings:

ACCOUNT or PARTICIPANT ACCOUNT: An account established for each Participant to which Net Purchase Payments are credited.

ACCOUNT VALUE: The Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, of your Account for any Valuation Period.

ACCOUNT YEAR and ACCOUNT ANNIVERSARY: Your first Account Year is the period of (a) 12 full calendar months plus (b) the part of the calendar month in which we issue your Contract (if not on the first day of the month), beginning with the Contract Date. Your Account Anniversary is the first day immediately after the end of an Account Year. Each Account Year after the first is the 12 calendar month period that begins on your Account Anniversary. If, for example, the Contract Date is in March, the first Account Year will be determined from the Contract Date but will end on the last day of March in the following year; your Account Anniversary is April 1 and all Account Years after the first will be measured from April 1.

ACCUMULATION PHASE: The period before the Annuity Commencement Date and during the lifetime of the Annuitant during which you make Purchase Payments under the Contract. This is called the ''Accumulation Period'' in the Contract.

*ANNUITANT: The person or persons named in the Application and on whose life the first annuity payment is to be made. In a Non-Qualified Contract, if you name someone other than yourself as Annuitant, you may also name a co-annuitant. If you do, all provisions of the Contract based on the death of the Annuitant will be based on the date of death of the last surviving of the persons named. By example, if the Annuitant dies prior to the Annuity Commencement Date, the co-annuitant will become the new annuitant. The death benefit will become due only on the death before the Annuity Commencement Date of the last surviving annuitant and co-annuitant named. These persons are referred to collectively in the Contract as ''Annuitants.'' If you have not named a sole Annuitant on the 30th day before the Annuity Commencement Date and both the Annuitant and Co-Annuitant are living, the Co-Annuitant will be the sole Annuitant during the Income Phase.

*ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment under each Contract is to be made.

*ANNUITY OPTION: The method you choose for making annuity payments.

ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent Variable Annuity payment from the Variable Account.

APPLICATION: The document signed by you or other evidence acceptable to us that serves as your application for participation under a Group Contract.

*BENEFICIARY: The person or entity having the right to receive the death benefit and, for Non-Qualified Contracts, who is the ''designated beneficiary'' for purposes of Section 72(s) of the Internal Revenue Code.

BUSINESS DAY: Any day the New York Stock Exchange is open for trading.

CERTIFICATE: The document for each Participant which evidences the coverage of the Participant under a Group Contract.

COMPANY ("WE," "US," "SUN LIFE (U.S.)"): Sun Life Assurance Company of Canada (U.S.).

CONTRACT DATE: The date on which we issue your Contract. This is called the ''Issue Date'' in the Contract.

DEATH BENEFIT DATE: If you have elected a death benefit payment option before the Annuitant's death that remains in effect, the date on which we receive Due Proof of Death. If your Beneficiary elects the death benefit payment option, the later of (a) the date on which we receive the Beneficiary's election and (b) the date on which we receive Due Proof of Death. If we do not receive the Beneficiary's election within 60 days after we receive Due Proof of Death, the Death Benefit Date will be the last day of the 60 day period and we will pay the death benefit in cash.

DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to the Company.

EXPIRATION DATE: The last day of a Guarantee Period.

FIXED ACCOUNT: The general account of the Company, consisting of all assets of the Company other than those allocated to a separate account of the Company.

FIXED ACCOUNT VALUE: The value of that portion of your Account allocated to the Fixed Account.

FIXED ANNUITY: An annuity with payments which do not vary as to dollar amount.

GROUP CONTRACT: A Contract issued by the Company on a group basis.

GUARANTEE AMOUNT: Each separate allocation of Account Value to a particular Guarantee Period (including interest earned thereon).

GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE: The rate of interest we credit on a compound annual basis during any Guarantee Period.

INCOME PHASE: The period on and after the Annuity Commencement Date and during the lifetime of the Annuitant during which we make annuity payments under the Contract.

NET INVESTMENT FACTOR: An index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one.

NET PURCHASE PAYMENT: The portion of a Purchase Payment which remains after the deduction of any applicable premium tax or similar tax.

NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan that does not receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code. The Participant's interest in the Contract must be owned by a natural person or agent for a natural person for the Contract to receive income tax treatment as an annuity.

OWNER: The person, persons or entity entitled to the ownership rights stated in a Group Contract and in whose name or names the Group Contract is issued. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), Section 408(k), Section 408(p) or Section 408A of the Internal Revenue Code to serve as legal owner of assets of a retirement plan, but the term ''Owner,'' as used herein, shall refer to the organization entering into the Group Contract.

*PARTICIPANT: The person named in the Certificate who is entitled to exercise all rights and privileges of ownership under the Certificate, except as reserved by the Owner.

PAYEE: A recipient of payments under a Contract. The term includes an Annuitant or a Beneficiary who becomes entitled to benefits upon the death of the Annuitant.

PURCHASE PAYMENT (PAYMENT): An amount paid to the Company as consideration for the benefits provided by a Contract.

QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code of 1986, as amended.

SEVEN-YEAR ANNIVERSARY: The seventh Account Anniversary and each succeeding Account Anniversary occurring at any seven year interval thereafter; for example, the 14th, 21st and 28th Account Anniversaries.

SUB-ACCOUNT: That portion of the Variable Account which invests in shares of a specific series of the Series Fund.

VALUATION PERIOD: The period of time from one determination of Variable Accumulation Unit or Annuity Unit values to the next subsequent determination of these values. Value determinations are made as of the close of the New York Stock Exchange on each day that the Exchange is open for trading.

VARIABLE ACCOUNT: Variable Account F of the Company, which is a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

VARIABLE ACCUMULATION UNIT: A unit of measure used in the calculation of Variable Account Value.

VARIABLE ACCOUNT VALUE: The value of that portion of your Account allocated to the Variable
Account.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of the Variable Account.

*You specify these items on the Application, and may change them, as we describe in this Prospectus.

APPENDIX B -
WITHDRAWALS, WITHDRAWAL CHARGES AND THE MARKET VALUE ADJUSTMENT

Part 1: Variable Account (The Market Value Adjustment does not apply to the Variable Account)

Withdrawal Charge Calculation for Certificates with Date of Coverage on or After November 1, 1994 Which Contain the Cumulative Withdrawal Provision:

Full Surrender:

Assume a Purchase Payment of $40,000 is made on the Date of Coverage, no additional Purchase Payments are made and there are no partial withdrawals. The table below presents four examples of the withdrawal charge resulting from a full surrender of the Participant's Account, based on hypothetical Account Values.

Account Year	Hypothetical Account Value	Free Withdrawal Amount	Purchase Payments Liquidated	Withdrawal Charge Percentage	Withdrawal Charge Amount
1	$41,000	$ 4,000(a)	$37,000	6.00%	$2,220
3	$52,000	$12,000(b)	$40,000	5.00%	$2,000
7	$80,000	$28,000(c)	$40,000	3.00%	$1,200
9	$98,000	$68,000(d)	$40,000	0.00%	$ 0

(a)
The free withdrawal amount during an Account Year is equal to 10% of new payments (those payments made in current Account Year or in the 6 immediately preceding Account Years) less any prior partial withdrawals in that Account Year. Any portion of the free withdrawal amount that is not used in the current Account Year is carried forward into future years. In the first Account Year 10% of new payments is $4,000. Therefore, on full surrender $4,000 is withdrawn free of the withdrawal charge and the Purchase Payment liquidated is $37,000 (Account Value less free withdrawal amount). The withdrawal charge amount is determined by applying the withdrawal charge percentage to the Purchase Payment liquidated.

(b)
In the third Account Year, the free withdrawal amount is equal to $12,000 ($4,000 for the current Account Year, plus an additional $8,000 for Account Years 1 and 2 because no partial withdrawals were taken and the unused free withdrawal amount is carried forward into future Account Years). The withdrawal charge percentage is applied to the liquidated Purchase Payment (Account Value less free withdrawal amount).

(c)
In the seventh Account Year, the free withdrawal amount is equal to $28,000 ($4,000 for the current Account Year, plus an additional $24,000 for Account Years 1 through 6, $4,000 for each Account Year because no partial withdrawals were taken and the unused free withdrawal amount is carried forward into future Account Years). The withdrawal charge percentage is applied to the liquidated Purchase Payment (Account Value less free withdrawal amount, but not greater than actual Purchase Payments).

(d)
In Account Year 9, the free withdrawal amount is $68,000, calculated as follows: There are no Annual Withdrawal Allowances for Account Years 8 or 9 because there are no New Payments in those years. The $40,000 Purchase Payment made in Account Year 1 is now an Old Payment that constitutes a portion of the free withdrawal amount. In addition, the unused Annual Withdrawal Allowances of $4,000 for each of Account Years 1 through 7 are carried forward and available for use in Account Year 9. The $98,000 full withdrawal is attributed first to the free withdrawal amount. Because the remaining $30,000 is not withdrawn from New Payments, this part of the withdrawal also will not be subject to the withdrawal charge.

Partial Withdrawal:

Assume a single Purchase Payment of $40,000 is deposited at issue, no additional Purchase Payments are made, no partial withdrawals have been taken prior to the fifth Account Year, and there are a series of 3 partial withdrawals made during the fifth Account Year of $9,000, $12,000, and $15,000.

	Hypothetical Account Value	Partial Withdrawal Amount	Free Withdrawal Amount	Purchase Payments Liquidated	Withdrawal Charge Percentage	Withdrawal Charge Amount
(a)	$64,000	$ 9,000	$20,000	$ 0	4.00%	$ 0
(b)	$56,000	$12,000	$11,000	$ 1,000	4.00%	$ 40
(c)	$40,000	$15,000	$ 0	$15,000	4.00%	$600

(a)
The free withdrawal amount during an Account Year is equal to 10% of New Payments (those payments made in current account year or in the 6 immediately preceding Account Years) less any prior partial withdrawals in that Account Year. Any portion of the free withdrawal amount that is not used in the current account year is carried forward into future years. In the fifth Account Year, the free withdrawal amount is equal to $20,000 ($4,000 for the current Account Year, plus an additional $16,000 for Account Years 1 through 4, $4,000 for each Account Year because no partial withdrawals were taken). The partial withdrawal amount ($9,000) is less than the free withdrawal amount so no Purchase Payments are liquidated and no withdrawal charge applies.

(b)
Since a partial withdrawal of $9,000 was taken, the remaining free withdrawal amount is equal to $11,000. The $12,000 partial withdrawal will first be applied against the $11,000 free withdrawal amount, and then will liquidate Purchase Payments of $1,000, incurring a withdrawal charge of $40.

(c)
The free withdrawal amount is zero since the previous partial withdrawals have already used the free withdrawal amount. The entire partial withdrawal amount will result in Purchase Payments being liquidated and will incur a withdrawal charge. At the beginning of the next Account Year, 10% of Purchase Payments would be available for withdrawal requests during that Account Year.

Withdrawal Charge Calculation for Certificates with Date of Coverage Before November 1, 1994 and Certificates Issued After That Date Which Do Not Contain the Cumulative Withdrawal Provision.

This example assumes that the date of the full surrender or partial withdrawal is during the 9th Account Year.

1	2	3	4	5	6
1	$ 1,000	$1,000	$ 0	0%	$ 0
2	1,200	1,200	0	0	0
3	1,400	1,280	120	3	3.60
4	1,600	0	1,600	4	64.00
5	1,800	0	1,800	4	72.00
6	2,000	0	2,000	5	100.00
7	2,000	0	2,000	5	100.00
8	2,000	0	2,000	6	120.00
9	2,000	0	2,000	6	120.00
	$ 15,000	$3,480	$11,520		$579.60

Explanation of Columns in Table

Columns 1 and 2:

Represent Purchase Payments (''Payments'') and amounts of Payments. Each Payment was made on the first day of each Account Year.

Column 3:

Represents the amounts that may be withdrawn without the imposition of withdrawal charges, as follows:

(a)	Payments 1 and 2, $1,000 and $1,200, respectively, have been credited to the Certificate for more than 7 years.

(b)
$1,280 of Payment 3 represents 10% of Payments that have been credited to the Certificate for less than 7 years. The 10% amount is applied to the oldest unliquidated Payment, then the next oldest and so forth.

Column 4:

Represents the amount of each Payment that is subject to a withdrawal charge. It is determined by subtracting the amount in Column 3 from the Payment in Column 2.

Column 5:

Represents the withdrawal charge percentages imposed on the amounts in Column 4.

Column 6:

Represents the withdrawal charge imposed on each Payment. It is determined by multiplying the amount in Column 4 by the percentage in Column 5.
For example, the withdrawal charge imposed on Payment 8

= Payment 8, Column 4 x Payment 8, Column 5
= $2,000 x 6%
= $120

Full Surrender:

The total of Column 6, $579.60, represents the total amount of withdrawal charges imposed on Payments in this example.

Partial Withdrawal:

The sum of amounts in Column 6 for as many Payments as are liquidated reflects the withdrawal charges imposed in the case of a partial withdrawal.
For example, if $7,000 of Payments (Payments 1, 2, 3, 4 and 5) were withdrawn, the amount of the withdrawal charges imposed would be the sum of amounts in Column 6 for Payments 1, 2, 3, 4 and 5, which is $139.60.

Part 2 - Fixed Account - Examples of the Market Value Adjustment (MVA)

The MVA factor is:
[(1 + I) ÷ (1 + J)](N/12) - 1

These examples assume the following:

●	The Guarantee Amount was allocated to a five year Guarantee Period with a Guaranteed Interest Rate of 6% or .06 (l).
●	The date of surrender is 2 years from the Expiration Date (N = 24).
●	The value of the Guarantee Amount on the date of surrender is $11,910.16.
●	The interest earned in the current Account Year is $674.16.
●	No transfers or partial withdrawals affecting this Guarantee Amount have been made.
●	Withdrawal charges, if any, are calculated in the same manner as shown in the examples in Part 1.

Example of a Negative MVA:

Assume that on the date of surrender, the current rate (J) is 8% or .08.

The MVA factor	=	[(1 + I) ÷ (1 + J)](N/12) - 1
	=	[(1 + .06) ÷ (1 + .08)](24/12) - 1
	=	(.9812) - 1
	=	.963 - 1
	=	-.037

The value of the Guarantee Amount less interest credited to the Guarantee Amount in the current Account Year is multiplied by the MVA factor to determine the MVA:

($11,910.16 - $674.16) x (-.037) = -$415.73

-$415.73 represents the MVA that will be deducted from the value of the Guarantee Amount before the deduction of any withdrawal charge.

For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be ($2,000.00 - $674.16) x (-.037) = -$49.06. -$49.06 represents the MVA that will be deducted from the partial withdrawal amount before the deduction of any withdrawal charge.

Example of a Positive MVA:

Assume that on the date of surrender, the current rate (J) is 5% or .05.

The MVA factor	=	[(1 + I) ÷ (1 + J)](N/12) - 1
	=	[(1 + .06) ÷ (1 + .05)](24/12) - 1
	=	(1.0102) - 1
	=	1.019 - 1
	=	.019

The value of the Guarantee Amount less interested credited to the Guarantee Amount in the current Account Year is multiplied by the MVA factor to determine the MVA:

($11,910.16 - $674.16) x .019 = $213.48

$213.48 represents the MVA that would be added to the value of the Guarantee Amount before the deduction of any withdrawal charge.

For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be ($2,000.00 - $674.16) x .019 = $25.19.

$25.19 represents the MVA that would be added to the value of the partial withdrawal amount before the deduction of any withdrawal charge.

APPENDIX C -
CONDENSED FINANCIAL INFORMATION

The following information for REGATTA GOLD should be read in conjunction with the Variable Account's financial statements appearing in the Statement of Additional Information.

	Accumulation	Accumulation	Number of
	Unit Value	Unit Value	Accumulation
	Beginning	End	Units End
Sub-Account	of Period	of Period	of Period	Year

Bond Series	$14.5916	$15.1385	2,202,707	2006
	14.5404	14.5916	2,789,785	2005
	13.8771	14.5404	3,403,895	2004
	12.8247	13.8771	4,566,743	2003
	11.8661	12.8247	5,683,352	2002
	11.1632	11.8661	4,417,083	2001
	10.2650	11.1632	2,088,013	2000
	10.5921	10.2650	2,085,322	1999
	10.0000	10.5921	1,182,239	1998

Capital Appreciation Series	26.9998	28.3245	9,076,028	2006
	27.1281	26.9998	11,907,383	2005
	24.7780	27.1281	12,559,185	2004
	19.5203	24.7780	15,548,649	2003
	29.2754	19.5203	8,735,318	2002
	39.7512	29.2754	24,550,072	2001
	45.4986	39.7512	28,877,776	2000
	34.7871	45.4986	32,846,090	1999
	27,4057	34.7871	37,500,481	1998
	22.5700	27.4057	35,528,897	1997

Capital Opportunities Series	16.8464	18.9933	2,721,512	2006
	16.8061	16.8464	3,664,649	2005
	15.1086	16.8061	5,005,441	2004
	11.9403	15.1086	6,377,037	2003
	17.3945	11.9403	7,772,244	2002
	23.5054	17.3945	11,144,270	2001
	25.0521	23.5054	14,107,765	2000
	17.2085	25.0521	12,845,672	1999
	13.7450	17.2085	10,262,282	1998
	10.9234	13.7450	6,175,224	1997

Core Equity Series	14.5629	16.3353	1,224,159	2006
	13.8577	14.5629	1,456,085	2005
	12.2587	13.8577	1,743,731	2004
	9.7214	12.2587	2,025,585	2003
	12.5421	9.7214	2,052,678	2002
	14.2743	12.5421	2,455,603	2001
	14.0374	14.2743	2,575,213	2000
	13.1605	14.0374	3,153,242	1999
	10.9235	13.1605	2,408,676	1998
	10.0000	10.9235	535,928	1997

Emerging Growth Series	20.8097	22.1692	5,401,495	2006
	19.3335	20.8097	7,148,591	2005
	17.3124	19.3335	9,647,055	2004
	13.3500	17.3124	12,459,556	2003
	20.5656	13.3500	15,337,006	2002
	31.8797	20.5656	21,321,485	2001
	39.9489	31.8797	26,624,559	2000
	23.0408	39.9489	28,061,821	1999
	17.4544	23.0408	28,900,957	1998
	14.5136	17.4544	25,039,986	1997

Emerging Markets Equity Series	20.5458	26.3750	1,134,541	2006
	15.2325	20.5458	1,438,423	2005
	12.1452	15.2325	1,448,045	2004
	8.0700	12.1452	1,627,956	2003
	8.3446	8.0700	1,577,415	2002
	8.5507	8.3446	1,639,749	2001
	11.2207	8.5507	21,106,206	2000
	7.4615	11.2207	2,761,034	1999
	10.8010	7.4615	2,147,348	1998
	9.9199	10.8010	2,159,228	1997

Global Governments Series	18.5077	19.1592	946,862	2006
	20.2232	18.5077	1,152,866	2005
	18.6328	20.2232	1,450,465	2004
	16.3444	18.6328	1,817,510	2003
	13.7399	16.3444	2,158,733	2002
	14.2380	13.7399	2,160,876	2001
	14.2506	14.2380	2,796,363	2000
	15.2422	14.2506	3,941,088	1999
	13.3854	15.2422	5,048,219	1998
	13.6780	13.3854	6,127,641	1997

Global Growth Series	25.9940	30.0902	2,807,284	2006
	23.9533	25.9940	3,532,607	2005
	21.0097	23.9533	4,498,440	2004
	15.7288	21.0097	5,695,923	2003
	19.7806	15.7288	7,075,183	2002
	24.9770	19.7806	9,510,684	2001
	29.1523	24.9770	12,229,092	2000
	17.6676	29.1523	13,513,835	1999
	15.6398	17.6676	14,522,129	1998
	13.7523	15.6398	15,058,757	1997

Global Total Return Series	24.3793	28.1973	3,204,557	2006
	23.8232	24.3793	3,885,948	2005
	20.6270	23.8232	4,435,705	2004
	17.0082	20.6270	5,185,158	2003
	17.1432	17.0082	3,127,211	2002
	18.5311	17.1432	3,629,158	2001
	18.3636	18.5311	4,242,817	2000
	17.1741	18.3636	4,907,545	1999
	14.7153	17.1741	5,354,633	1998
	13.1290	14.7153	4,676,853	1997

Government Securities Series	19.2661	19.1009	5,443,310	2006
	19.0953	19.2661	7,183,766	2005
	18.6615	19.0953	9,106,218	2004
	18.5247	18.6615	12,314,705	2003
	17.1070	18.5247	18,074,219	2002
	16.1449	17.1070	16,078,023	2001
	14.5981	16.1449	19,297,556	2000
	15.0941	14.5981	23,230,411	1999
	14.0763	15.0941	23,218,234	1998
	13.1252	14.0763	20,508,844	1997

High Yield Series	23.1337	25.1862	2,900,471	2006
	22.9531	23.1337	3,805,343	2005
	21.2473	22.9531	5,033,143	2004
	17.7408	21.2473	6,398,855	2003
	17.5162	17.7408	7,001,115	2002
	17.4566	17.5162	8,578,916	2001
	18.9861	17.4566	9,905,313	2000
	18.0207	18.9861	12,537,119	1999
	18.1622	18.0207	14,190,817	1998
	16.2674	18.1622	11,699,195	1997

International Growth Series	15.1103	18.7829	1,575,398	2006
	13.3332	15.1103	1,807,900	2005
	11.3673	13.3332	2,215,618	2004
	8.3123	11.3673	2,417,669	2003
	9.5659	8.3123	2,675,824	2002
	11.5330	9.5659	3,066,280	2001
	12.6829	11.5330	3,565,669	2000
	9.5047	12.6829	3,187,799	1999
	9.4566	9.5047	3,290,043	1998
	9.7480	9.4566	2,390,056	1997

International Value Series	21.6372	27.5761	1,903,861	2006
	19.0416	21.6372	2,019,222	2005
	15.0821	19.0416	2,033,093	2004
	11.4447	15.0821	2,120,808	2003
	12.3381	11.4447	2,604,393	2002
	14.6479	12.3381	3,192,419	2001
	15.2129	14.6479	3,893,735	2000
	13.1538	15.2129	4,509,596	1999
	10.9674	13.1538	5,214,558	1998
	10.4404	10.9674	4,441,911	1997

Massachusetts Investors Growth Stock Series	10.5513	11.2036	4,438,087	2006
	10.2504	10.5513	5,803,432	2005
	9.4830	10.2504	7,661,427	2004
	7.7932	9.4830	9,560,648	2003
	10.9842	7.7932	9,760,819	2002
	14.8314	10.9842	12,892,378	2001
	16.0186	14.8314	15,174,988	2000
	11.9635	16.0186	11,985,320	1999
	10.0000	11.9635	4,121,518	1998

Massachusetts Investors Trust Series	30.3594	33.9245	10,319,669	2006
	28.5811	30.3594	13,429,903	2005
	25.8800	28.5811	17,348,097	2004
	21.3640	25.8800	21,724,463	2003
	27.5009	21.3640	26,256,745	2002
	33.0944	27.5009	34,636,395	2001
	33.5203	33.0944	41,704,826	2000
	31.7109	33.5203	49,201,899	1999
	25.9656	31.7109	51,880,765	1998
	19.9527	25.9656	40,709,531	1997

Mid Cap Growth Series	5.7054	5.7585	2,042,284	2006
	5.6109	5.7054	3,021,012	2005
	4.9637	5.6109	4,364,051	2004
	3.6505	4.9637	4,801,950	2003
	7.0055	3.6505	2,572,866	2002
	9.2484	7.0055	2,551,906	2001
	10.0000	9.2484	730,917	2000

Money Market Series	13.4788	13.9039	5,993,059	2006
	13.3052	13.4788	6,628,919	2005
	13.3815	13.3052	8,543,602	2004
	13.4839	13.3815	12,765,877	2003
	13.5007	13.4839	22,362,479	2002
	13.1917	13.5007	25,365,596	2001
	12.6229	13.1917	19,204,526	2000
	12.2282	12.6229	28,447,843	1999
	11.8058	12.2282	29,387,086	1998
	11.3932	11.8058	21,463,139	1997

New Discovery Series	14.8325	16.5548	1,230,731	2006
	14.2954	14.8325	1,635,547	2005
	13.4865	14.2954	2,394,620	2004
	10.1080	13.4865	3,160,294	2003
	15.4039	10.1080	3,376,175	2002
	16.4626	15.4039	3,696,872	2001
	16.6274	16.4626	3,434,468	2000
	10.5258	16.6274	1,599,416	1999
	10.0000	10.5258	794,859	1998

Research Series	23.6255	25.7597	7,146,220	2006
	22.1793	23.6255	9,387,650	2005
	19.4171	22.1793	12,224,074	2004
	15.7110	19.4171	15,659,641	2003
	21.2818	15.7110	19,728,688	2002
	27.4545	21.2818	26,910,852	2001
	29.0316	27.4545	32,640,173	2000
	23.7119	29,0316	35,935,779	1999
	19.4490	23.7119	38,553,986	1998
	16.3209	19.4490	35,654,917	1997

Research International Series	16.6266	20.9024	999,966	2006
	14.4633	16.6266	974,878	2005
	12.1009	14.4633	1,012,883	2004
	9.1666	12.1009	1,153,032	2003
	10.5006	9.1666	1,269,941	2002
	12.9474	10.5006	1,361,813	2001
	14.2620	12.9474	1,479,722	2000
	9.3330	14.2620	1,114,581	1999
	10.0000	9.3330	190,267	1998

Strategic Growth Series	7.3504	7.7262	696,514	2006
	7.3502	7.3504	965,797	2005
	6.9772	7.3502	1,199,221	2004
	5.5475	6.9772	1,426,379	2003
	8.0475	5.5475	1,448,086	2002
	10.8282	8.0475	1,961,261	2001
	12.1979	10.8282	2,390,144	2000
	10.0625	12.1979	558,856	1999

Strategic Income Series	13.4074	14.1101	830,757	2006
	13.3427	13.4074	1,059,976	2005
	12.5227	13.3427	1,247,856	2004
	11.2483	12.5227	1,480,520	2003
	10.6114	11.2483	1,401,189	2002
	10.4119	10.6114	1,079,988	2001
	12.1979	10.4119	933,731	2000
	9.9530	12.1979	892,490	1999
	10.0000	9.9530	622,914	1998

Technology Series	3.5227	4.2375	725,339	2006
	3.3636	3.5227	880,395	2005
	3.3296	3.3636	1,228,881	2004
	2.3221	3.3296	1,981,591	2003
	4.3593	2.3221	599,494	2002
	7.2306	4.3593	667,611	2001
	10.0000	7.2306	427,471	2000

Total Return Series	30.7387	34.0205	16,229,276	2006
	30.2533	30.7387	21,043,573	2005
	27.5211	30.2533	26,071,521	2004
	23.8208	27.5211	31,025,346	2003
	25.6185	23.8208	36,383,550	2002
	25.8470	25.6185	43,095,288	2001
	22.4371	25.8470	48,765,253	2000
	22.1273	22.4371	62,923,966	1999
	20.0793	22.1273	71,102,020	1998
	16.6932	20.0793	66,303,467	1997

Utilities Series	33.7338	44.0096	2,805,865	2006
	29.1618	33.7338	3,459,001	2005
	22.6819	29.1618	4,006,793	2004
	16.8792	22.6819	4,689,322	2003
	22.4771	16.8792	5,385,157	2002
	30.1152	22.4771	8,022,638	2001
	28.5407	30.1152	9,961,031	2000
	22.0489	28.5407	9,588,408	1999
	19.0140	22.0489	9,023,102	1998
	14.5260	19.0140	6,101,638	1997

Value Series	16.2414	19.3746	3,936,360	2006
	15.4490	16.2414	4,872,966	2005
	13.5609	15.4490	5,926,427	2004
	10.9729	13.5609	6,564,079	2003
	12.8745	10.9729	7,113,753	2002
	14.1123	12.8745	6,112,334	2001
	10.9848	14.1123	2,482,414	2000
	10.4065	10.9848	1,301,166	1999
	10.0000	10.4065	528,238	1998

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
P.O. Box 9133
Wellesley Hills, Massachusetts 02481

Telephone:
Toll Free (800) 752-7215

General Distributor
Clarendon Insurance Agency, Inc.
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481